Exhibit 10.15
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED PURSUANT TO REGULATION S-K, ITEM 601(B) BECAUSE THE REGISTRANT HAS DETERMINED THAT THE OMITTED INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
LOAN AGREEMENT
among
CAPE GENERATING STATION 1 LLC,
CAPE GENERATING STATION 3 LLC
and
XRL ALC, LLC
August 13, 2024

LOAN AGREEMENT
This Loan Agreement, dated as of August 13, 2024, is made by and among CAPE GENERATING STATION 1 LLC, a Delaware limited liability company (“Cape 1”), CAPE GENERATING STATION 3 LLC, a Delaware limited liability company (“Cape 3”, and together with Cape 1, each a “Borrower”and collectively, the “Borrowers”, and XRL ALC, LLC, a Delaware limited liability company (the “Lender”).
W I T N E S S E T H:
WHEREAS, Escalante has obtained record title and working interests in a geothermal field located in Beaver County, Utah, that is expected to provide Geothermal Substances sufficient to power one or more power generation stations with a capacity of approximately 90 MW;
WHEREAS, Escalante has entered into the Unit Agreement with FEC E&P for the development and operation of the Site, establishing the Project and covering the Site;
WHEREAS, the Borrowers are obligated pursuant to the UODA to reimburse Escalante for the costs associated with the Sub-Surface Facilities;
WHEREAS, Borrowers intend to enter into certain Construction Contracts with certain Construction Contractors for purposes of developing, designing, procuring, constructing and installing the System and the other Surface Facilities;
WHEREAS, the Borrowers have requested that the Lender provide (i) the Tranche A Commitment, to finance the construction and development of the Sub-Surface Facilities and (ii) the Tranche B Commitment, to finance construction and development of the Surface Facilities; and
WHEREAS, the Lender is willing to extend such credit upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, the patties hereto, in consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:
ARTICLE I
DEFINITIONS
1.01    Definitions. In addition to words and terms defined elsewhere in this Agreement, the following terms shall have the meanings provided below:
“Additional Capital Sources” means funds (net of all reasonable and customary transaction costs) raised by the Sponsor after the Closing Date for the purpose of funding the completion of the Surface Facilities through commercial operation of the System which may include but is not limited to: (i) a sale of Equity Interests of a Borrower, Borrower Parent, any Project Affiliate or any other Subsidiary of Sponsor with a direct or indirect interest in the Project, (ii) a Tax Credit Purchase Transaction or third party investment for the purpose of receiving Tax Credits available with respect to the Project, or (iii) Third Patty Financing.
“Additional Key Project Document” means any agreement relating to the Projects entered into by a Borrower subsequent to the Closing Date (a) pursuant to which such Borrower reasonably expects for it to receive annual payments or have annual obligations in excess of $1,000,000 with respect to any one contract, (b) the termination of which could reasonably be expected to have a Material Adverse Effect, or (c) that replaces or substitutes for any Key Project Document; provided that for the purpose of this definition, any series of related agreements shall be considered as one agreement.
“Advance” means the Loan proceeds advanced under any Commitment and any protective advances made by Lender to a Borrower in accordance with this Agreement and/or the other Loan Documents.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Controls with the Person specified.
“Agreement” means this Loan Agreement, including all schedules and exhibits hereto.
“Anti-Corruption Laws” shall mean all applicable laws, rules and regulations relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977 and any other similar applicable anti-corruption laws.
“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107 56 (a/k/a the USA Patriot Act) (the “Patriot Act”); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.
“Anti-Terrorism Laws” means (a) the anti-money laundering provisions of the Patriot Act, (b) any of the foreign asset control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto and (c) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism).
“Asset Management Agreement” means any agreement entered into from time to time by a Borrower providing for asset management services for the Project.
“Assignment” is defined in Section 9.11.
“Authorized Officer” of a Person means (a) with respect to a corporation, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Senior Vice President, any Vice President or the Treasurer of such Person and (b) with respect to a limited liability company, any officer, manager or managing member of such Person (if an individual) or one of the foregoing officers of the manager or managing member of such Person (if such manager or managing member is an entity).
“Base Case Projections” means a financial model that is a projection of operating results for the System showing at a minimum Borrower's reasonable good faith estimates, as of the date of such financial model, of revenue, operating expenses, debt service coverage ratios and sources and uses of revenues over the projection period.

“Borrower” and “Borrowers” have the meaning set forth in the opening paragraph of this Agreement.
“Borrower Agent” is defined in Section 9.20(e).
“Borrower Parent” means Cape Phase I Holdco LLC, a Delaware limited liability company.
“Business Day” means a day of the year on which commercial banks in the State of New York are required to be open for business or are not authorized to close.
“Cape TransCo” means Cape TransCo LLC, a Delaware limited liability company.
“Change in Law” means the occurrence of any of the following after the date hereof: the adoption of any law or regulation, any change in any law or regulation or the application or requirements thereof, any change in the interpretation or administration of any law or regulation by any Governmental Authority, or compliance by the Lender or Borrower with any request or directive (whether or not having the force of law) of any Governmental Authority whether or not retroactively applied that shall make it unlawful or impossible for Lender to make or maintain any portion of the Loan. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (y) all requests, rules. guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” in all instances under this Agreement and the other Loan Documents. regardless of the date enacted, adopted or issued (even if such date is prior to the date hereof).
“Change of Control” means any of the following:
(a)    the failure of Sponsor to own and control legally and beneficially more than 50% of the combined voting power of all Equity Interests entitled to vote for members of the board of directors or equivalent governing body of each Project Affiliate, Borrower Parent and each Borrower; or
(b)    the failure of Sponsor or an Affiliate of Sponsor, as applicable, to Control each Project Party (other than Sponsor) and each Project Affiliate.
“Charges” is defined in Section 9.13.
“Closing Date” means the date on which all conditions precedent specified in Section 4.01 are satisfied (or waived by the Lender in accordance with Section 9.05).
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute, and the regulations promulgated and the rulings issued thereunder.
“Collateral” means all real and personal property in which the Lender is granted a Lien in any Security Document or that may constitute security for the Obligations, including without limitation the Equity Collateral and the “Collateral” as defined in the Security Agreement.
“Collateral Assignment” means that certain Collateral Assignment of Dedication made by the Borrowers to the Lender with respect to the “Dedication” as defined in the UODA.

“Commitment” means, as the context so requires, the Tranche A Commitment or the Tranche B Commitment.
“Committed Equity” means, at any time with respect to the Tranche A Commitment (i) unrestricted cash on the balance sheet of the Sponsor as of the date of the most recent balance sheet delivered to Lender and (ii) binding commitments from third-party investors to contribute cash equity for the purpose of paying Project costs described in the Construction Budget with respect to the Tranche A Commitment, and subject to no conditions other than the achievement of commercially reasonable construction milestones in accordance with the construction schedule made available to and approved by the Lender.
“Consent to Assignment of Project Documents” means that certain Consent to Assignment of Project Documents dated the Closing Date made by the Project Affiliates in favor of the Lender.
“Construction Budget” means (a) prior to the Initial Tranche B Funding Date, the complete construction budget for the Sub-Surface Facilities, containing a draw schedule and a line-item breakdown of all estimated costs of construction for the Sub-Surface Facilities, financing costs, marketing costs and other items of cost incidental to construction of the Sub-Surface Facilities, and (b) on and after the Initial Tranche B Funding Date, the complete construction budget for the Project, containing a draw schedule and a line-item breakdown of all estimated costs of construction for the Project, financing costs, marketing costs and other items of cost incidental to construction of the Project, in each case in a form reasonably satisfactory to the Lender.
“Construction Completion Guaranty” means that certain Construction Completion Guaranty. dated as of the date hereof, from Sponsor to Lender.
“Construction Contractors” means individually or collectively as the context shall require any EPC Contractor and each other third party that is party to a Construction Contract.
“Construction Contracts” means any EPC Contract and any other contract or agreement between a Borrower and a vendor or supplier to the Project in connection with the development and construction of the Sub-Surface Facilities, the Surface Facilities and the System, including the contracts more specifically described on Schedule 2.
“Construction Due Diligence Items” means, without limiting the other requirements set forth in this Agreement, the documents, materials and other information described on Exhibit E.
“Construction Monitoring Fee” means the Tranche A Construction Monitoring Fee or the Tranche B Construction Monitoring Fee, as the context shall require.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power, by contract or otherwise. “Controlling”. “Controlled by” and “under common Control with” have meanings correlative thereto.
“Default” means any event that, with notice or lapse of time or both, would constitute an Event of Default.
“Dollars” and the sign “$” means lawful money of the United States of America.

“Energy Management Services Agreement” means any energy management services or qualified scheduling entity agreement entered into from time to time by and between a Borrower and an energy manager qualified to manage the scheduling, dispatch and delivery of electrical output from the Project.
“Environmental Laws” means any applicable current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety and the indoor or outdoor environment; (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water and groundwater; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material; or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, any analogous implementing or successor law to such legal requirements, and any amendment, rule, regulation, order or directive issued thereunder.
“EPC Contract” means each engineering, procurement and construction agreements (including any schedules or exhibits thereto) to be entered into prior to the Initial Tranche B Funding Date between a Borrower as “owner” and the relevant EPC Contractor as “contractor”, which constitutes the primary Construction Contract(s) for the construction of the Surface Facilities.
“EPC Contractor” means individually or collectively as the context shall require each independent, third party contractor party to an EPC Contract.
“Equity Collateral” means the Equity Interests of Borrower in which a Lien has been granted the Lender under the applicable Security Document.
“Equity Interests” means shares of capital stock. partnership interests, membership or ownership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 4 l 4(b) or (c) of the Code.
“Escalante” means Escalante Desert Resources LLC, a Delaware limited liability company.
“Event of Default” is defined in Section 7.01.
“Excess Capital Proceeds” means the cash proceeds of Additional Capital Sources that exceed the amount required to achieve the completion, commissioning and commercial operation of the Surface Facilities, as reasonably determined by the Lender and based on the most recent Construction Budget, as updated by the Sponsor on or about the date of the consummation of any transaction providing Additional Capital Sources.
“FEC E&P” means FEC E&P Management LLC, a Delaware limited liability company.
“FERC” means the Federal Energy Regulatory Commission or its successor.
“Financial Statements” means with respect to any Person, the balance sheets, statements of income or operations, shareholders' equity and cash flows for the subject Person’s applicable reporting period together with year-to-date figures and comparative figures for the corresponding periods of the prior year.
“First Extended Maturity Date” is defined in Section 2.03(a).
“Force Majeure Event” means an event or circumstance that (a) is beyond the reasonable control of the affected Person, (b) was not foreseeable, or if foreseeable, could not have been avoided or overcome by the affected Person through the exercise of commercially reasonable diligence and (c) prevents or delays the affected Person in its performance of any (or any part) of its obligations under this Agreement. The delay or failure in performance due to the Force Majeure Event will be of no longer duration and no greater scope than is required by the Force Majeure Event. Force Majeure Events may include, provided that the criteria in the first two sentences are met, acts of God, earthquakes, hurricanes, tornadoes and other natural disasters, terrorism, war, riots, embargos, labor strikes and lock-outs, epidemic or pandemic (including, COVID-19, but only to the extent of direct impacts of COVID-19 (including but not limited to travel restrictions, quarantine restrictions, supply chain disruptions and labor force disruptions) of which the affected Person was not aware, and should not reasonably have been aware, as of the Closing Date) and orders, demands or requirements of any Governmental Authority. Under no circumstances will the following events constitute a Force Majeure Event: (i) any acts or omissions of any third party, including, without limitation, any vendor, materialman, customer or supplier of the Borrower, unless such acts or omissions are themselves result from Force Majeure Events; (ii) changes in economic or market conditions that affect the cost of the Borrower's supplies, or that affect demand or price for any of Borrower's products, or that otherwise affect the cost or benefits of the Borrower's performance or availability of funds to make payments due hereunder, unless such impacts and conditions themselves result from Force Majeure Events; (iii) delays, defects or non-performance of suppliers, vendors or other third parties with whom a Project Party has contracted, except to the extent that such delays or non-performances are themselves resulting from Force Majeure Events; (iv) equipment defects, including serial defects, except to the extent that such defects are themselves resulting from Force Majeure Events; or (v) any delay in providing, or cancellation of, any approvals or permits by the issuing Governmental Authority, unless such delay or cancellation is the result of a force majeure claimed by the Governmental Authority or would otherwise constitute a force majeure under applicable Project Documents.
“Funds Control Procedures” means the Lender Engineer's Funds Control Procedures attached hereto as Exhibit C-1 and C-2.
“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis and subject to the terms of Section 1.02.
“Geothermal Substances” means the natural geothermal energy and natural heat of the earth, and the energy present in, resulting from or created by, or which may be extracted from, the natural heat of the earth or the heat present below the surface of the earth, in whatever form such heat or energy naturally occurs.
“Governing Documents” means, with respect to any Person other than an individual Person, such Person's articles of incorporation, articles of organization, bylaws, operating agreement and other documents governing the formation and operation of such Person.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including but not limited to FERC, NERC and any System Regulatory Agency.
“Guarantor” means each of Sponsor and Borrower Parent.
“Guaranty” means, individually and collectively as the context shall require, (i) that certain Guaranty, dated the date hereof, from Guarantors to Lender and (ii) the Construction Completion Guaranty.
“Hazardous Materials” means any substances, materials or wastes which are or become regulated as hazardous or toxic under any applicable Environmental Law, or which are classified or defined as hazardous or toxic under any Environmental Law, or which are known to cause disease or toxicity in humans, as published pursuant to applicable Environmental Laws, in such amounts or concentrations as to give rise to any investigations, or any remedial, monitoring or removal obligations required under applicable Environmental Laws or regulations.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business); (f) all liabilities, obligations and other indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not such indebtedness secured thereby has been assumed; (g) all guaranties by and contingent liabilities of such Person with respect to indebtedness of others; and (h) subject to Section 1.02, all capital lease obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's Equity Interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Independent Engineer” means any qualified third-party engineer as may be engaged by Sponsor from time to time to serve as the “independent engineer” for the Surface Facility or Sub-Surface Facility so long as such person is approved by the Lender (such approval not to be unreasonably withheld or delayed).
“Indemnified Patties” is defined in Section 9.10.
“Initial Tranche B Funding Date” means the date of the first Advance of the Tranche B Loan.
“Interconnection Agreement” means that certain Large Generator Interconnection Agreement between Cape TransCo and Milford Gen Lead, LLC dated June 12, 2024, including all attachments, exhibits, riders and schedules thereto.
“Key Project Documents” means (a) each Construction Contract, (b) the Shared Facilities Agreement, (c) each Power Purchase Agreement, (d) the UODA, (e) the Supply Agreement (f) the Turbine Supply Agreement, (g) the Transmission Services Agreement, (h) the Energy Management Services Agreement, (i) the O&M Agreement (if any), and (j) the Asset Management Agreement (if any), in each case, solely to the extent it relates to the Project.

“Knowledge” of a Person at any time means the actual knowledge of any Authorized Officer of such Person at such time.
“Lender Engineer” means Partner Engineering and Science, Inc. or such other Person as the Lender may designate from time to time in accordance with this Agreement to inspect construction of the Project and perform other services with respect thereto on behalf of the Lender.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, option or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement. capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan” means, individually or collectively as the context may require, the Tranche A Loan and the Tranche B Loan.
“Loan Fee” means the Tranche A Loan Fee or the Tranche B Loan Fee, as the context shall require.
“Loan Documents” means this Agreement, the Note, the Security Documents, the Guaranty, each Site Landlord Agreement, the Consent to Assignment of Project Documents, and all other instruments, agreements, documents and writings contemplated hereby or thereby or executed in connection herewith or therewith.
“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or Governmental Authority investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on: (i) the business. results of operations, management, financial condition, assets or liabilities of the Project Parties taken as a whole; (ii) the ability of any Project Party to perform any of its respective obligations under any Loan Document to which it is a party; (iii) the rights and remedies of the Lender under any of the Loan Documents; or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Maturity Date” means, individually or collectively, as the context so requires, the Tranche A Maturity Date and the Tranche B Maturity Date.
“Maximum Rate” is defined in Section 9.13.
“Monthly Construction Update” is defined in Section 5.0l(f).
“NERC” means the North American Electric Reliability Corporation, any Regional Entity thereunder and any successor thereto.
“Note” means, individually or collectively, as the context so requires, the Tranche A Note and the Tranche B Note.
“Notices” is defined in Section 9.01.

“O&M Agreement” means any agreement entered into from time to time by a Borrower providing for operations and maintenance services for the Project.
“Obligations” means (i) all Indebtedness, liabilities, obligations and other amounts owing by the Borrower to the Lender pursuant to the terms of this Agreement or any other Loan Document, including without limitation the Loan, all principal and interest payments due thereunder, and all fees, expenses, indemnification and reimbursement payments due thereunder; (ii) all obligations under or in connection with any deposit account, lockbox, overdraft protection, automated clearing house service, corporate, purchasing, merchant and other multi-card services, or other cash management service or product provided by Lender to Borrower in connection with the Loan; (iii) all fees, costs and expenses arising hereunder or under another Loan Document including, without limitation, to the extent permitted by law, reasonable attorneys' fees and legal expenses incurred by the Lender in the collection of any of the Indebtedness referred to in clauses (i) and (ii) above in amounts due and owing to the Lender under this Agreement or another Loan Document; and (iv) any Advances made by the Lender for the inspection, repossession, maintenance, preservation, protection, storage, disposal or enforcement of, or realization upon, any property or assets now or hereafter made subject to a Lien granted pursuant to this Agreement, the other Loan Documents or pursuant to any agreement, instrument or promissory note relating to any of the Obligations, including, without limitation, Advances for taxes, insurance, repairs and the like, and fees, costs and expenses which the Lender pays or incurs in discharge of obligations of the Borrower, in each case whether or not now due or hereafter becoming due, direct or indirect, and whether from time to time reduced or entirely extinguished and thereafter reincurred, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“Patriot Act” is defined in the definition of “Anti-Money Laundering Laws.”
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Dispositions” means (a) the sales by the Borrower of electric energy and capacity and renewable energy credits under the Power Purchase Agreements; (b) the sale, disposal or distribution of assets which are obsolete or not used or useful in the operation or maintenance of the System; (c) casualty and condemnation events that do not result in an Event of Default under Section 7.0l(n); (d) the sale of the Tax Credits pursuant to the Tax Credit Purchase Transaction; and (e) any sale, transfer, lease or disposition of goods acquired with the proceeds of Indebtedness contemplated by clauses (i) and (k) of the definition of “Permitted Encumbrance.”
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes (other than Liens imposed pursuant to ERISA or Environmental Laws) that are not delinquent or are being contested in compliance with Section 5.05(b);
(b)    carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business or incident to the exploration, development and production of Geothermal Substances and seeming obligations that are not overdue by more than sixty (60) days and that have not been recorded or are being contested in compliance with Section 5.05(b);
(c)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other employee benefit or social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.0l(m); provided that (i) such Liens are paid in full and discharged within thirty (30) days after the entry of such judgment or (ii) an appeal or proceeding for review of such Lien is being prosecuted in good faith and the enforcement of such Lien is stayed during such appeal or proceeding;
(f)    (i) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and minor imperfections in title that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower, (ii) contractual Liens which arise in the ordinary course of business under operating agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, deferred production agreements, injection, replacement, repressuring and recycling covenants and agreements (including with respect to water, water rights, water diversion works, water wells and water supplies), salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other covenants and agreements which are (or after the Closing Date become) usual and customary in the geothermal business, including the exploration, development and production of Geothermal Substances and (iii) Liens and other title exceptions set forth in the Title Examination;
(g)    Liens arising by virtue of statutory or common law provisions relating to banker's Liens, rights of setoff or similar rights with respect to deposit accounts that are maintained with depository institutions other than the Lender in accordance with the applicable provisions of the Loan Documents;
(h)    Liens created pursuant to the Loan Documents and any other Lien in favor of Lender;
(i)    purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by a Borrower not exceeding $1,000,000 in the aggregate at any one time outstanding; and
(j)    Liens created pursuant to any loan, collateral or security documents under any Third-Party Financing in favor of the secured parties thereunder; and
(k)    Liens securing obligations (other than for borrowed money) not exceeding $750,000 in the aggregate at any one time outstanding.
“Permitted Indebtedness” means Indebtedness consisting solely of (i) the Loan and any other Indebtedness owed to Lender, (ii) amounts due in the ordinary course under the Project Documents, (iii) accounts payable and other expenses incurred in the ordinary course of Borrower's business in each case to the extent not past due for more than ninety (90) days, (iv) any Indebtedness that constitutes any Additional Capital Sources and (v) other Indebtedness secured by a Permitted Encumbrance.
“Permitting Certificate” means a certificate substantially in the form of Exhibit F attached hereto, as may be updated from time to time in accordance with Section 4.02(h) or Section 4.03(r).
“Person” means an individual, partnership, corporation (including a business trust), nonprofit corporation, limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Plan” means any retirement plan (including without limitation any money purchase plan, defined benefit retirement plan or profit sharing plan) intended to qualify under Section 40l(a) of the Code maintained or contributed to by any Project Parties or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 400l(a)(3) of ERISA.
“Plans and Specifications” means prior to the Initial Tranche B Funding Date, the basis of design documents for the Sub-Surface Facilities prepared by Jacobs Engineering and on and after the Initial Tranche B Funding Date, the plans and specifications for the Project, in each case as approved by the applicable regulatory and municipal Governmental Authorities, including complete and final design specifications, site, architectural, structural, mechanical and electrical drawings (including “as built“ plans and drawings), bounds specifications and all other working and shop drawings prepared for use in connection therewith, and test reports (including performance test reports and commissioning documents), together with all supplements, amendments and modifications thereof made by approved change orders or as otherwise permitted under this Agreement, and certified by the Independent Engineer and approved by Lender.
“Pledge Agreement” means that certain Pledge and Security Agreement, dated the date hereof, from the Borrower Parent to Lender granting Lender a Lien upon the Equity Interests issued by the Borrowers as Collateral for the Obligations.
“Power Purchase Agreements” means each power purchase agreement or other similar revenue contract entered into by a Borrower with respect to sale of energy, including all attachments, exhibits. riders and schedules thereto. As of the Closing Date, all Power Purchase Agreements are described on Schedule 3.
“Project” means (a) the development and operation of the Site and the Sub-Surface Facilities under the Unit Agreement with the intent to obtain sufficient Geothermal Substances to power the System at full capacity. including exploration, drilling and siting of the Surface Facilities, in accordance with the Project Documents and all applicable laws in connection therewith; and (b) the design, manufacture, delivery, construction. installation, commissioning and operation of the Surface Facilities and the System, in accordance with the Project Documents and all applicable laws in connection therewith.
“Project Affiliate” means each of (i) Escalante, (ii) FEC E&P and (iii) Cape TransCo.
“Project Documents” means (solely to the extent relating to the Project and existing and in effect on any date) (a) the Interconnection Agreement, (b) the Power Purchase Agreements, (c) the Construction Contracts, (d) the Unit Agreement, (e) the UODA, (f) the Supply Agreement, (g) the Shared Facilities Agreement, (h) each Site Lease, (i) each other document listed in Schedule 2 and Schedule 3 and (j) to the extent not set forth in the preceding clauses (a) through (i), all Key Project Documents and all other material documents, contracts and agreements to which any Project Party is a party for the ownership, construction, installation, testing, maintenance, repair, operation or use of the Project or the sale of power or other assets generated by or related to the Project.
“Project Equipment” means all now owned and hereafter acquired rights, title and interests of Borrowers in and to the System and any and all components, equipment and other tangible assets comprising the Surface Facilities.
“Project Parties” means the Borrower and the Guarantors, and “Project Party” means any of them, as the context shall require.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and FERC's implementing regulations related thereto.
“Regional Entity” means an entity with authority delegated to it by NERC to monitor and enforce NERC reliability standards.
“Request for Advance” means a request for an Advance substantially in the form of Exhibit B.
“Sanctioned Country” shall mean, at any time, a country, region or territory which is the subject or target of any Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).
“Sanctioned Person” shall mean any Person (a) listed in any Sanctions-related list of designated Persons, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC; (b) organized, operating, domiciled or resident in, or any Governmental Authority of, a Sanctioned Country; (c) owned or controlled by, or acting for or on behalf of, any Person described in clause (a) or (b) above; or (d) otherwise the subject or target of any comprehensive Sanctions.
“Sanctions” shall mean any economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“SCE PPA” is defined on Schedule 3.
“Second Extended Maturity Date” is defined in Section 2.03(b).
“Security Agreement” means that certain Security Agreement, dated the date hereof, executed by Borrower in favor of the Lender.
“Security Documents” means the Security Agreement, the Pledge Agreement, the Collateral Assignment, the collateral assignment of the UODA Collateral Instruments, any UCC financing statement filed in connection with the Collateral and all other documents evidencing, granting or perfecting Liens of Lender in any Collateral.
“Servicer” has the meaning given to such term in Section 9.19.
“Shared Facilities Agreement” means the Shared Facilities Agreement between Cape TransCo and the Borrowers to be dated on or prior to the Initial Tranche B Funding Date with respect to certain aspects of the Surface Facilities and the Interconnection Agreement.
“Site” means (i) with respect to the Sub-Surface Facilities, the “Geothermal Resource Production” sites designated on Exhibit A and (ii) with respect to the Surface Facilities, the “Surface Facilities” sites designated on Exhibit A.  The Site is intended to provide Geothermal Substances sufficient to power the System at its full capacity.  A drawing of the Site is also attached to Exhibit A and designated as the “90 MW Boundary.”
“Site Landlord” means “Surface Owner” or “Management Agency” designated on Exhibit A.
“Site Landlord Agreement” means individually and collectively as the context shall require each Site Landlord's Release and Waiver Agreement or comparable document made by any Site Landlord in favor of the Lender.

“Site Lease” means, individually or collectively as the context shall require: (i) that certain Geothermal Lease Agreement between Sean O'Neill, as trustee of the Marla Machris Hooker Trust and the Robert Lee Machris Trust, as lessor, and Escalante, as lessee, dated September 7, 2023, (ii) that certain Geothermal Lease Agreement between Murphy-Brown LLC, as lessor, and Escalante, as lessee, dated August 15, 2022, (iii) that certain Lease Agreement between United States Department of the Interior Bureau of Land Management (“BLM”), as lessor, and Escalante, as lessee, dated February 1, 2021, and (iv) each right of way, surface use agreement, easement, license or other instrument granting a real property right in favor of Escalante for the benefit of the Project, including the right of way to be provided by BLM prior to the Initial Tranche B Funding Date.
“Solvency Certificate” means a certificate of the chief financial officer or equivalent officer of the Sponsor stating that (a) the sum of the debt (including contingent liabilities) of the Sponsor and its subsidiaries, taken as a whole, does not exceed the fair salable value (on a going concern basis) of the assets of the Sponsor and its subsidiaries, taken as a whole; (b) the capital of the Sponsor and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Sponsor or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (c) the Sponsor and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debt as they mature in the ordinary course of business, and for purposes of which the amount of any contingent liability at any time is computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.
“Soils Consultant” means any qualified third-party consultant as may be engaged by Sponsor from time to time to provide a geotechnical report or study with respect to the Project so long as such person is approved by the Lender (such approval not to be unreasonably withheld or delayed).
“Sponsor” means Fervo Energy Company, a Delaware corporation.
“Sub-Surface Facilities” means the geothermal wells, pads and roads to the extent relating to the Project.
“Supply Agreement” means, individually and collectively as the context shall require, (i) that certain Geothermal Substances Supply Agreement between Escalante, as the geothermal supplier, and Cape 1, as the purchaser, dated on or about the Closing Date and (ii) that certain Geothermal Substances Supply Agreement between Escalante, as the geothermal supplier, and Cape 3, as the purchaser, dated on or about the Closing Date.
“Surface Facilities” means the power generating and interconnection facilities with a rated generation capacity of approximately 90 MW and associated energy collection and distribution infrastructure.
“System” means the turbines with a rated generating capacity of not less than 90 MW and related facilities constructed and operated at the Site.
“System Regulatory Agency” means, collectively, (a) the public utilities commission or other similar regulatory agency of the state in which the Site is located or which otherwise has jurisdiction over the System, and (b) where applicable, the Transmission Provider or other regional transmission operator or independent system operator.

“Tax Credit Documents” means the definitive documents evidencing the purchase by the Tax Credit Purchaser of the Tax Credits, including without limitation as any of the following may be applicable: (i) the Tax Credit Purchase Agreement and (ii) all other agreements and other documents contemplated thereby or in connection therewith.
“Tax Credit Proceeds” means the aggregate amount of the proceeds, net of transaction costs and expenses, of the payments to be made by the Tax Credit Purchaser pursuant to the Tax Credit Purchase Agreement.
“Tax Credit Purchase Agreement” means any Tax Credit purchase agreement or similar agreement to be entered into in connection with the Permitted Tax Credit Purchase Transaction.
“Tax Credit Purchase Transaction” means (a) the sale of Tax Credits generated by the Project pursuant to and in accordance with a Tax Credit Purchase Agreement and (b) the execution and delivery of the definitive Tax Credit Documents in form and content satisfactory to the Lender.
“Tax Credit Purchaser” means the buyer or purchaser of the Tax Credits pursuant to the Tax Credit Purchase Agreement.
“Tax Credits” means the federal renewable energy income tax credits allocated to the System in accordance with the Code.
“Third-Party Financing” means any debt financing provided by any third-party lender entered into in accordance with Section 8.05.
“Title Examination” means the title examinations contemplated by Article 19 of the UODA.
“Tranche A Commitment” is defined in Section 2.0l(a).
“Tranche A Construction Monitoring Fee” is defined in Section 2.02(b)(i).
“Tranche A Funding Date” means each date on Tranche A Loans are funded pursuant to Section 2.0l(a).
“Tranche A Loans” means the Advances to be made by the Lender to the Borrower pursuant to Section 2.0l(a) of this Agreement, as evidenced by the Tranche A Note.
“Tranche A Loan Fee” is defined in Section 2.02(a)(i).
“Tranche A Maturity Date” has the meaning assigned to the term “Maturity Date” in the Tranche A Note.
“Tranche A Note” means the promissory note in the amount of the Tranche A Commitment dated the date hereof made by the Borrower and payable to the order of the Lender, evidencing the Tranche A Loan.
“Tranche B Commitment” is defined in Section 2.0l(b).
“Tranche B Construction Monitoring Fee” is defined in Section 2.02(b)(ii).
“Tranche B Funding Date” means each date on which Tranche B Loans are funded pursuant to Section 2.0l(a).

“Tranche B Loans” means the Advances to be made by the Lender to the Borrower pursuant to Section 2.0l(b) of this Agreement, as evidenced by the Tranche B Note.
“Tranche B Loan Fee” is defined in Section 2.02(a)(ii).
“Tranche B Maturity Date” has the meaning assigned to the term “Maturity Date” in the Tranche A Note.
“Tranche B Note” means the promissory note in the amount of the Tranche B Commitment dated the date hereof made by the Borrower and payable to the order of the Lender, evidencing the Tranche B Loan.
“Transmission Provider” means the utility providing interconnection, transmission and distribution services to the System pursuant to the Interconnection Agreement.
“Transmission Services Agreement” means any agreement entered into from time to time by and between a Borrower providing transmission capacity services to the Project.
“Turbine Supply Agreement” means any agreement entered into from time to time by a Borrower for the supply of electric energy generating turbines for the System.
“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Liens in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“Unit Agreement” means that certain Cape Unit Agreement to be entered into after the Closing Date between FEC E&P and Escalante and approved by the Bureau of Land Management for the development and operation of the “Cape Unit Area” in Beaver County, Utah.
“UODA” means the Unit Operating and Dedication Agreement among FEC E&P, Escalante and the Borrowers dated on or about the Closing Date.
“UODA Collateral Instruments” means (i) that certain Deed of Trust, Security Agreement and Fixture Filing, dated as of the Closing Date, by Escalante to the trustee named therein for the benefit of the Borrowers, (ii) all financing statements in connection therewith, and (iii) the collateral assignments thereof by the Borrowers in favor of the Lender.
“Warranties” means all equipment warranties, warranties of workmanship and other warranties or guaranties (including product and performance warranties or guaranties) related to the Project Equipment and the construction, operation and maintenance of the System, including the. turbine warranties.
1.02    Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all Financial Statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved or required by the Borrower's independent public accountants) with the most recent Financial Statements delivered pursuant to Section 5.01. Notwithstanding the foregoing, a lease that would not be considered a capital lease pursuant to GAAP prior to the effectiveness of ASC 842 (whether or not such lease was in effect on such date) shall not be deemed to constitute a capital lease and the obligations under such lease shall not be deemed to constitute Indebtedness, for purposes of this Agreement regardless of any change in GAAP following December 31, 2017 that would otherwise require such lease to be characterized or re-characterized (on a prospective or retroactive basis or otherwise) as a capital lease or otherwise reflected on the balance sheet.
1.03    Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “or” shall be deemed to include “and/or,” and the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; (c) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns; (d) the words “hereof”, “herein”and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof; (e) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise indicated; (f) all references to a specific time shall be construed to refer to the time in the city and state of the Lender's principal office, unless otherwise indicated and (g) all references to “Borrower” in the singular shall be construed to refer to the Borrowers, collectively. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
1.04    Reinstatement.  To the fullest extent permitted by applicable law, the Obligations shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the payments to the Lender is rescinded or must otherwise be restored or returned, or is repaid in good faith settlement of a pending or threatened avoidance claim, following the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, Guarantor or any other Person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Borrower, Guarantor or any other Person or any substantial part of its property, or otherwise. to the extent such payment has been so rescinded, restored, returned or repaid.
ARTICLE II
LOAN
2.01    Loans: Notes.
(a)    Tranche A Loan.  Subject to the terms and conditions hereinafter set forth, the Lender agrees to make Tranche A Loans to the Borrower from the Closing Date to and including the Tranche A Maturity Date in an aggregate principal amount not to exceed the lesser of (i) $64,000,000.00 (the “Tranche A Commitment”) or (ii) so much as is to be Advanced pursuant to Article IV hereof. The Tranche A Loan shall be evidenced by the Tranche A Note. Borrower shall not be entitled to reborrow any amounts repaid with respect to the Tranche A Loan.

(b)    Tranche B Loan.  Subject to the terms and conditions hereinafter set forth, the Lender agrees to make Tranche B Loans to the Borrower from the Initial Tranche B Funding Date to and including the Tranche B Maturity Date in an aggregate principal amount not to exceed the lesser of (i) $36,000,000.00 (the “Tranche B Commitment”) or (ii) so much as is to be Advanced pursuant to Article IV hereof. The Tranche B Loan shall be evidenced by the Tranche B Note. Borrower shall not be entitled to reborrow any amounts repaid with respect to the Tranche B Loan.
(c)    Notes; Payments.  The Borrower's obligation to pay the principal of and interest on the Loans shall be evidenced by the records of the Lender and by the Notes. In each case, the Notes shall set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement. The entries made in such records and/or on the schedule annexed to the Notes shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of the Lender in maintaining or making entries into any such record or on such schedule or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement or any Note to the contrary, each payment received by the Lender with respect to the Loans shall applied on a pro rata basis to the outstanding Obligations under each Note.
(d)    Advances.  Advances shall be made in accordance with the provisions of Article IV.
2.02    Fees.
(a)    Loan Fee.
(i)    On or before the Closing Date, the Borrower will pay to the Lender a non- refundable construction loan fee (the “Tranche A Loan Fee”) in the amount of $1,280,000 with respect to the Tranche A Loan, irrespective of the total amount of any Tranche A Loan Advanced hereunder.
(ii)    On or before the Initial Tranche B Funding Date, the Borrower will pay to the Lender a non-refundable construction loan fee (the “Tranche B Loan Fee” and, together with the Tranche A Loan Fee, the “Loan Fee”) in the amount of $720,000.00 with respect to the Tranche B Loan, irrespective of the total amount of any Tranche B Loan Advanced hereunder.
(b)    Construction Monitoring Fee.
(i)    On or before the Closing Date, the Borrower shall pay to the Lender a construction monitoring fee in an amount equal to $64,000.00 (the “Tranche A Construction Monitoring Fee”). The Tranche A Construction Monitoring Fee shall be deemed fully earned and non-refundable on the Closing Date and shall be exclusive of any Title Company disbursing charges.
(ii)    On or before the Initial Tranche B Funding Date, the Borrower shall pay to the Lender a construction monitoring fee in an amount equal to $36,000.00 (the “Tranche B Construction Monitoring Fee” and, together with the Tranche A Construction Monitoring Fee, the “Construction Monitoring Fee”). The Tranche B Construction Monitoring Fee shall be deemed fully earned and non-refundable on the Initial Tranche B Funding Date and shall be exclusive of any Title Company disbursing charges.

2.03    Option to Extend Maturity Date.
(a)    First Extension of Maturity Date.  The Borrower may elect to extend the Maturity Date to the date that is twelve (12) months following the then-current Maturity Date (the “First Extended Maturity Date”), upon and subject to the following terms and conditions:
(i)    The Borrower shall request the extension, if at all, by written notice to the Lender not more than sixty (60) days, and not less than thirty (30) days, prior to the Maturity Date.
(ii)    Construction of the Project shall have been completed, as reasonably determined by the Lender and the Lender Engineer, subject to any Force Majeure Events or other events outside the reasonable control of the Project Parties as reasonably approved by the Lender.
(iii)    At the time of the request there shall not exist any Event of Default, and on the effective date of any such extension, there shall not exist any Default or Event of Default.
(iv)    Whether or not such extension becomes effective, the Borrower shall pay all out-of-pocket costs and expenses incurred by the Lender in connection with the proposed extension (pre- and post-closing), including, without limitation, appraisal fees, environmental audit and legal fees.
(v)    Not later than the Maturity Date, (A) such extension shall have been consented to and documented to the Lender's satisfaction by the Borrower, the Guarantors and all other Persons deemed necessary by the Lender and (B) the Lender shall have been provided with an updated title report for the Project and judgment and lien searches on the Borrower and the Guarantors.
(vi)    The Borrower shall have delivered reasonably acceptable estoppels or amendments from counterparties to certain Project Documents as may be reasonably requested by Lender, including but not limited to acceptable extensions of any operational deadlines in the Power Purchase Agreements, as reasonably determined by the Lender.
(vii)    The Borrower shall have paid to the Lender a non-refundable extension fee in the amount of $500,000.
(viii)    The Borrower shall have deposited, reserved or otherwise committed in a manner acceptable to the Lender in its sole discretion sufficient funds for the payment of interest during the term of such extension.
If any of the foregoing conditions are not satisfied strictly in accordance with their terms, the extension shall not be or become effective.
(b)    Second Extension of Maturity Date.  Assuming the First Extended Maturity Date has become effective, the Borrower may elect to extend the First Extended Maturity Date to the date that is twelve (12) months following the First Extended Maturity Date (the “Second Extended Maturity Date”), upon and subject to the following terms and conditions:
(i)    The Borrower shall request the extension, if at all, by written notice to the Lender not more than sixty (60) days, and not less than thirty (30) days, prior to the First Extended Maturity Date.

(ii)    Construction of the Project shall have been completed, as reasonably determined by the Lender and the Lender Engineer, subject to any Force Majeure Events or other events outside the reasonable control of the Project Parties as reasonably approved by the Lender.
(iii)    At the time of the request, and at the time of the extension, there shall not exist any Default or Event of Default.
(iv)    Whether or not such extension becomes effective, the Borrower shall pay all out-of-pocket costs and expenses incurred by the Lender in connection with the proposed extension (pre- and post-closing), including, without limitation, appraisal fees, environmental audit and legal fees.
(v)    Not later than the First Extended Maturity Date, (A) such extension shall have been consented to and documented to the Lender's satisfaction by the Borrower, the Guarantors and all other Persons deemed necessary by the Lender and (B) the Lender shall have been provided with an updated title report for the Project and judgment and lien searches on the Borrower and the Guarantors.
(vi)    The Borrower shall have delivered reasonably acceptable estoppels or amendments from counterparties to certain Project Documents as may be reasonably requested by Lender, including but not limited to acceptable extensions of any operational deadlines in the Project Documents, as reasonably determined by the Lender.
(vii)    The Borrower shall have paid to the Lender a non-refundable extension fee in the amount of $500,000.
(viii)    The Borrower shall have deposited, reserved or otherwise committed in a manner acceptable to the Lender in its sole discretion sufficient funds for the payment of interest during the term of such extension.
If any of the foregoing conditions are not satisfied strictly in accordance with their terms, the extension shall not be or become effective.
(c)    Changes in Loan Terms. All terms and conditions of the Loan Documents shall continue to apply to each extended term.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Borrower hereby represents and warrants to the Lender as of the Closing Date, each Tranche A Funding Date, and as of the Initial Tranche B Funding Date, as follows:
3.01    Existence, Power and Authority.  Each Project Party is duly organized, validly existing and in good standing under the laws of the State of its incorporation, organization or formation and has the power and authority (i) with respect to the Borrowers, to develop, construct, own and operate the System in accordance with the Project Documents; (ii) to execute, deliver and perform its obligations under the Loan Documents and Project Documents to which it is a party; (iii) to own and operate its assets; and (iv) to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, other than to the extent any such failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Project Party is duly authorized to execute and deliver the Loan Documents and the Project Documents to which it is a party and all necessary action to authorize the execution and delivery of the Loan Documents and the Project Documents to which it is a party has been properly taken, and each Borrower is and will continue to be duly authorized to borrow under this Agreement, and each Project Party is and will continue to be duly authorized to perform all of the terms and provisions of the Loan Documents and the Project Documents to which it is a party. Except as set forth on Schedule 3.01, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, Equity Interests of any Borrower or the Borrower Parent.
3.02    Binding Obligations.  The Loan Documents and the Project Documents to which it is a party, when executed and delivered by the Project Parties party thereto, will constitute the legal, valid and binding obligations of such Project Patty enforceable in accordance with their terms, except as enforceability may be limited by the application of any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors and by general principles of equity, whether considered in a proceeding, at law or in equity.
3.03    No Defaults or Violations.  There does not exist any Event of Default under this Agreement or material any default or violation by any Project Party of or under any of the terms, conditions or obligations of (a) its Governing Documents or (b) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other instrument to which it is a party or by which it is bound. The consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default or result in the creation or imposition of any Lien upon any property (owned or leased) of any Project Party (other than the Liens created by the Security Documents).
3.04    Authorizations and Filings.  No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary or advisable in connection with the execution and delivery of this Agreement or the other Loan Documents or the Project Documents to which any Project Party is a party, the consummation of the transactions contemplated herein or therein, or the performance of or compliance with the terms and conditions hereof or thereof that has not been obtained or made on or prior to the date hereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
3.05    Financial Statements: No Material Adverse Change: Projections; Construction Budget.
(a)    Sponsor and each Borrower has delivered or caused to be delivered to the Lender its most recent Financial Statements. The Financial Statements at·true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of such Person's operations for the period specified therein. The Financial Statements have been prepared in accordance with GAAP consistently applied from period to period subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Lender in its sole discretion.
(b)    Since the date of the Financial Statements, neither Sponsor nor any Borrower has at any time suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could reasonably be expected to result in a Material Adverse Effect. No Borrower is party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction which adversely affects its business, assets, operations or condition (financial or otherwise), and Sponsor is not subject to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction which materially and adversely affects the continued development and construction of the Project substantially in accordance with the Construction Budget.
(c)    Neither the business nor the properties of any Borrower nor, to the Borrower's Knowledge, any other party to any Project Document are·currently affected by any Force Majeure Event.
(d)    Borrower has prepared, or caused to be prepared, the Base Case Projections and is responsible for developing or providing the assumptions on which the Base Case Projections are based. The Base Case Projections are (i) to the Borrower's Knowledge, based on reasonable assumptions (when made) as to all legal and factual matters material to the estimates set forth therein and (ii) are consistent in all material respects with the provisions of the Project Documents. There are no statements or conclusions in the Base Case Projections which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Geothermal Substances and production and cost estimates contained in the Base Case Projections are necessarily based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
(e)    The Construction Budget includes a breakdown of Borrowers' good-faith estimate of all costs and expenses for the, development of the Project (including reimbursement of development costs to Affiliates of Sponsor, and residual payments due to such Persons), the acquisition and leasing of the Site, the development of the Project and the construction of the Project through completion thereof, the furnishing of all personalty in connection therewith, all development costs, utility interconnection costs, Site Lease payments, required reserves and legal and accounting costs as well as each source of funds allocated to the payment for all such costs and expenses.
3.06    Laws and Taxes.  Each Project Party is in compliance in all material respects with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon such Person by any law or by any Governmental Authority. Each Project Party has filed all required tax returns and reports that are now required to be filed by such Person in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon such Person or its assets, including unemployment, social security and real estate taxes. Each Project Party has paid all taxes which are now due and payable, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Project Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect. No taxing authority has asserted or assessed any additional tax liabilities against any Project Party which are outstanding on this date, and no Project Party has filed for any extension of time for the payment of any tax or the filing of any tax return or report.
3.07    Litigation: Judgments.  Except as set forth on Schedule 3.07, there are no suits or proceedings pending or, to the Knowledge of Borrower, threatened against or affecting any Project Party, and no proceedings before any Governmental Authority are pending or, to the Knowledge of Borrower, threatened against any Project Party which could reasonably be expected to result in a Material Adverse Effect. None of the Borrowers, the Borrower Parent or any of their respective assets are subject to any unpaid judgment (whether or not stayed) or any judgment Lien.

3.08    Plans and Specifications: Governmental Approvals.
(a)    As of the Closing Date, with respect to the Sub-Surface Facilities, (i) the Plans and Specifications are satisfactory to the Borrower and, to the extent required by applicable law or the Project Documents, have been approved by all applicable Governmental Authorities and counterparties to such Project Documents; (ii) all authorizations, certificates, permits and approvals required by any applicable Governmental Authority for the Project Sub-Surface Facilities (including without limitation the ownership, operation, and maintenance thereof) have been obtained and are valid and in full force and effect (except to the extent the same are of a nature so as not to be obtainable until a later stage of construction) and not subject to any Current legal proceeding or any unsatisfied condition that could reasonably be expected to result in a material modification or revocation of such authorization, certificate, permit or approval, and all applicable appeal periods with respect thereto have expired or the period for bringing challenges thereto has expired under the applicable statute of limitations; and (iii) the anticipated use of the Site complies with all applicable zoning ordinances . regulations and restrictive covenants affecting the Site and all other governmental requirements for such use have been satisfied. Solely with respect to the Sub-Surface Facilities, other than final inspections as may be required by the relevant Governmental Authority prior to commissioning, there is no inspection or approval required to be obtained from any Governmental Authority with respect to the Project or any Project Equipment that has not been received prior to the Closing Date.
(b)    As of the Initial Tranche B Funding Date, with respect to the Project, (i) the Plans and Specifications are satisfactory to the Borrower and, to the extent required by applicable law or the Project Documents, have been approved by all applicable Governmental Authorities and counterparties to such Project Documents; (ii) all authorizations, certificates, permits and approvals required by any applicable Governmental Authority for the Project (including without limitation the ownership, operation, and maintenance thereof) have been obtained and are valid and in full force and effect (except to the extent the same are of a nature so as not to be obtainable until a later stage of construction) and not subject to any current legal proceeding or any unsatisfied condition that could reasonably be expected to result in a material modification or revocation of such authorization, certificate, permit or approval, and all applicable appeal periods with respect thereto have expired or the period for bringing challenges thereto has expired under the applicable statute of limitations; and (iii) the anticipated use of the Site complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Site and all other governmental requirements for such use have been satisfied.
3.09    Access: Utilities.  The Borrowers and Escalante have been granted or have rights to all real property interests appropriate for its proposed use of the Sub-Surface Facilities and the Surface Facilities. Each Site Lease is a legally binding and enforceable lease agreement, right of way or surface use agreement for the portion of the Site subject thereto and all rights of way necessary for the full utilization of the Site exist and are accessible. All utility services necessary for the Project, and the use and operation thereof for its intended purpose, including electricity and water, are available or will be available as needed at the boundaries of the Site upon commercially reasonable terms consistent with the Construction Budget.
3.10    Title to Assets.  Each Project Party has good and marketable title to the Collateral owned by it, free and clear of all Liens except for Permitted Encumbrances. As of the Closing Date, the ownership of the Project Parties, the Project Affiliates and certain other subsidiaries of Sponsor is as set forth on Schedule 1.
3.11    Information.  The Borrower has delivered to the Lender a true and correct copy of the Project Documents then in existence and any amendments, waivers or modifications executed thereunder,

and there have been no other amendments, waivers or modifications thereof. To Borrowers' Knowledge, all surveys, plat plans and similar documents furnished by the Borrower to the Lender are accurate and complete in all material respects as of their respective dates.
3.12    Project Documents.
(a)    No Project Party is party to any contract or agreements relating to the construction, ownership, use, management or operation of the Project, except the Project Documents heretofore delivered to the Lender, all of which are true and correct. Neither Borrower nor any Project Affiliate is in material default or breach of any Project Document, and to Borrower's Knowledge, no other party to any Project Document has materially breached or defaulted under any provision thereof to which it is a party. Each Project Document is in full force and effect, and, to Borrower's Knowledge, no event, condition or circumstance has occurred or exists which currently or with the giving of notice or lapse of time or both would provide any party to any Project Document with a right to terminate such document. To Borrower's Knowledge, all representations and warranties of all other parties to any Project Document are true and correct (if of a continuing nature) or were true and correct in all material respects when made.
(b)    Except as set forth on Schedule 3.12(b). the services to be performed, the materials to be supplied and the real property interests and other rights granted pursuant to the Project Documents (i) comprise all of the property interests necessary to secure any right material to the development, construction, installation, completion, operation and maintenance of the Project and the conduct of the Borrower's business in accordance with all applicable laws, regulations, permits and similar requirements of any Governmental Authority and the Project Documents and (ii) are sufficient to enable the Project to be located, constructed and operated on the Site.
(c)    [Reserved].
(d)    To Borrower's Knowledge, the Borrower reasonably expects that the Transmission Provider will have completed all necessary work to allow for interconnection at the location described in the Interconnection Agreement prior to the System's “substantial completion” under the relevant Construction Contracts.
(e)    As of the Closing Date, Schedules 2 and 3 are correct and complete lists of all Project Documents required to be set forth therein.
3.13    ERISA.
(a)    As of the Closing Date, the Borrower is not and will not be (i) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, as determined pursuant to Section 3(42) of ERISA, or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.
(b)    Each Plan (other than a multiemployer plan) is in compliance with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and, to the best Knowledge of the Borrowers, nothing has occurred which would cause the loss of such qualification. Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(c)    There are no claims, lawsuits or actions (including by any Governmental Authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan.
(d)    With respect to any Plan subject to Title IV of ERISA: (i) no reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires thirty (30)-day notice: (ii) no action by any Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken, and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA; and (iii) no termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.
3.14    Governmental Regulation.
(a)    Borrower will not, solely as a result of the development, construction, ownership or operation of the System; the generation, transmission or sale of electricity from the System; or the entering into of any Project Document or any transaction contemplated hereby or thereby, become subject to, or not exempt from, state laws or regulations respecting the rates of electric utilities and the financial or organizational regulation of electric utilities.
(b)    There is no complaint or administrative proceeding pending with respect to any Borrower under any applicable law governing rate regulation or financial or organizational regulation by any Governmental Authority, and no Borrower has any Knowledge of any facts or circumstances that could reasonably be expected to give rise to such a complaint or administrative proceeding in the future.
3.15    Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Project Parties' assets, taken as a whole, will exceed their liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), taken as a whole, (ii) the Project Parties, taken as a whole, will have sufficient assets and cash flow to enable it to pay its debts as they become due and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.
3.16    Margin Stock: Governmental Regulation. The Borrower will not borrow under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. The Borrower does not own any “margin stock”. The Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or cany any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.
3.17    Licenses. Intellectual Property. etc. Except as set forth in Schedule 3.17, (a) Borrowers and the Project Affiliates have obtained any and all material licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business: Borrowers and Project Affiliates possess adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications and trade names to continue to conduct their business as heretofore conducted by them, without any conflict with the rights of any other Person; and (b) all of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others in a material manner.
3.18    Environmental Matters. Each of the Borrower and Escalante is in compliance, in all material respects, with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which such Person owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of Hazardous Materials, accepts or has accepted for transport any Hazardous Materials or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower's Knowledge, threatened against the Borrower, Escalante, any real property which the Borrower or Escalante holds or has held an interest or any past or present operation of such Person. No release, threatened release or disposal of Hazardous Materials is occurring, or, to the best of the Borrower's Knowledge, has occurred, on, under or to any real property in which the Borrower or Escalante holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other Person.
3.19    Anti-Corruption: Sanctions.
(a)    Neither any Project Party nor any officer, director, or to the Knowledge of Borrower, agent or employee acting on behalf of any Project Party is aware of or has taken any action that would result in a violation by any such Person of any Anti-Corruption Laws. Furthermore, each such Project Party has conducted its business in compliance with the Anti-Corruption Laws and has instituted and maintains policies and procedures reasonably designed to promote and achieve, continued compliance therewith.
(b)    Neither any Project Party nor any of the directors or officers of any Project Party, or to the Knowledge of Borrower, employees, Affiliates or agents, of any Project Party (i) is a Sanctioned Person or (ii) has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Sanctions. No Project Party has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to OFAC with respect to any alleged act relating to any noncompliance with any applicable Sanctions.
3.20    Disclosure.  The Borrowers have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, Financial Statements, certificates or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lender, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Borrowers makes no representation that such projections will be realized).

ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING AND ADVANCES
4.01    Conditions for Closing. The occurrence of the Closing Date, the effectiveness of this Agreement and the obligations of the Lender to make Advances hereunder are subject to the receipt by the Lender (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, at the Borrower's own cost and expense, each of which must be satisfied to the satisfaction of the Lender (unless waived in writing by Lender):
(a)    (i) The Loan Documents duly executed by each Project Party that is a party thereto, along with evidence that all filings contemplated thereby have been made or will be made contemporaneously with closing; and (ii) the Security Documents to be placed of record or filed and all UCC financing statements necessary to perfect the Lender's Lien in any Collateral shall have been duly executed and acknowledged (as applicable) and recorded or filed or will be recorded and filed contemporaneously with closing in all appropriate offices and shall constitute a first and prior perfected Lien on the Collateral, subject only to Permitted Encumbrances.
(b)    (i) An environmental report and NEPA assessment; (ii) a feasibility study prepared by the Independent Engineer and addressed to the Lender or subject to a reliance letter in favor of the Lender; and (iii) such other assessments (including a Phase II assessment if recommended by such Phase I environmental assessment), seismic reports, inspections and other information with respect to the Site, including any of the foregoing submitted to or conducted by a Governmental Authority, with Lender listed as recipient or subject to a reasonably acceptable reliance letter, and all in form and substance reasonably satisfactory to the Lender.
(c)    Certification that the Site is not located in a flood or natural hazard area as defined under applicable law and, if the Site is located in such a hazard area, evidence of appropriate insurance coverage.
(d)    Evidence reasonably satisfactory to the Lender of (i) zoning of the Site and the System for its intended use, (ii) the issuance and availability of all necessary permits and licenses. as of the Closing Date, for the Project, (iii) the availability to the Site of all utility and municipal services reasonably required by the Lender and (iv) compliance by the Project Parties and the Project with all Governmental Authority requirements pertaining to zoning, subdivision, building, environmental, safety, historical, certificate of need and archeological preservation and other requirements applicable to the Site and/or the System.
(e)    Evidence, in form and substance satisfactory to the Lender, that the business and all assets of the Borrower are adequately insured as required by Section 5.07.
(f)    If the Title Examination shall disclose a mortgage or deed of trust Lien or other Lien against any portion of the Site that impairs the rights of Borrowers and is not reasonably acceptable to the Lender, then the Site Landlord, the applicable Borrower and the holder of such Lien shall have entered into a reasonably acceptable non-disturbance and attornment agreement with respect to the applicable Site Lease.
(g)    Copies of all Project Documents in effect as of the Closing Date, which shall be in form and content reasonably acceptable to the Lender.

(h)    Copies of architectural drawings, stamped by the local municipality, as the Lender shall require.
(i)    The Construction Budget certified by the Borrower to be true, correct and complete and in form, scope and content reasonably acceptable to and approved in writing by the Lender and containing a breakdown of Borrower's good-faith estimate of all costs of construction of the Project, financing costs, marketing costs and other items of cost incidental to construction of the Project, which breakdown shall be in form and content reasonably acceptable to the Lender, which is the basis upon which Advances shall be made on account of each of the categories set forth in the Construction Budget. To the extent not expressly described in the Construction Budget, the Borrower shall also provide to the Lender a construction draw schedule showing the estimated timing of construction payments and pro forma allocation to the various sources of funds described therein or updates to such construction draw schedule to reflect historical and projected future uses of such sources of funds.
(j)    Payment of the Tranche A Loan Fee, the Tranche A Construction Monitoring Fee and all reimbursable costs and expenses pursuant to the Loan Documents, including, without limitation, (i) a site visit fee for the Project; (ii) costs of the Lender Engineer and Lender's insurance consultant, which may include the estimated costs for site visits to occur through the period of time required to fully Advance all Loans to the extent not already contemplated in the Construction Budget; and (iii) all reasonable fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of fees, charges and disbursements as shall constitute Lender's reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender), all of which payments may be paid from any Advance made on the Closing Date.
(k)    Lien searches (including UCC, judgments, bankruptcy and taxes) with respect to each Project Party and each Project Affiliate (including fictitious trade names, if any) at the state and county level from the jurisdiction of its organization and the jurisdiction of the Site (i) showing no existing Liens on the property of such Persons except as permitted hereunder or reasonably acceptable to Lender or (ii) accompanied by necessary termination statements, release statements and any other types of release in connection with any impermissible or unacceptable Liens disclosed by such searches that have been filed or for which satisfactory arrangements have been made for such filing on the Closing Date.
(l)    The Base Case Projections, certified by Borrower to be prepared in accordance with Section 3.05(d), and including such additional information related thereto as the Lender shall reasonably request.
(m)    The Borrower shall have provided evidence of Project costs expended prior to the Closing Date in such form and detail as the Lender shall reasonably request.
(n)    A certificate in form and substance reasonably satisfactory to Lender from each Project Party, dated the Closing Date and signed on behalf of such Project Party by an Authorized Officer of such Project Party certifying as to and attaching (i) true copies of the Governing Documents of such Person and any amendments thereto; (ii) the resolutions of the directors/managers, partners and/or shareholders/members (as the case may be) of such Person authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; (iii) a good standing certificate (or its equivalent) of each Project Party from the Secretary of State of such Person's jurisdiction of incorporation/formation/organization; and (iv) the names, true signatures and incumbency of the Authorized Officers of such Project Party authorized to execute and deliver the Loan Documents and

Project Documents to which it is a party. The Lender may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Lender.
(o)    (i) A Certification of the Borrower, as required by the Bank Secrecy Act (31 C.F.R. §1010.230 et. seq.), as amended from time to time, the regulations promulgated thereunder, and any successor statute and (ii) all such documentation and information requested by Lender that are necessary (including the name, address, taxpayer identification, Form W-9, Governing Documents, copies of government issued identification and names of officers of the Borrower and any Guarantor) for Lender to identify such Person in accordance with any applicable Anti-Terrorism Laws, the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder), and the rules and regulations promulgated thereunder.
(p)    An opinion of counsel on behalf of the Project Parties, dated as of the Closing Date and addressed to the Lender.
(q)    All required consents and approvals for each Project Party's execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder shall have been obtained and delivered to Lender.
(r)    A closing statement, flow of funds memo or similar document as of the Closing Date in form and substance reasonably acceptable to the Lender shall have been executed by all parties thereto and shall reflect (i) the payment of all transaction costs and fees in connection with the transactions contemplated hereby through the Closing Date (unless alternative arrangements acceptable to Lender have been made) and (ii) to the extent applicable, the making of an Advance permitted hereunder.
(s)    Evidence, in a form reasonably satisfactory to Lender, that the Project Affiliates have delivered the duly executed UODA Collateral Instruments to the Borrowers in form and substance satisfactory to Lender, and that all UODA Collateral Instruments which require recording in the real property records have been recorded.
(t)    Such other instruments, documents, certificates, assurances and opinions as may be set forth in the closing checklist delivered to the Borrower in connection with this Agreement or as the Lender shall reasonably require to evidence and secure the Obligations, to comply with the provisions hereof and the requirements of regulatory authorities to which the Lender is subject, all of which, including those referred to above in this Section 4.01, shall be reasonably satisfactory in form, content and substance to the Lender.
4.02    Advances of the Tranche A Loan.  The occurrence of a Tranche A Funding Date and the Lender's obligations to make Tranche A Loans pursuant to Section 2.01(a) are subject to the receipt by the Lender of each of the following documents and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Lender (unless waived in accordance with Section 9.05):
(a)    The Closing Date shall have occurred or will occur contemporaneously with such funding.
(b)    All items required by Section 4.05(a), including a Request for Advance, completion of all required exhibits and attachment of all necessary documents and information to support such requested Advance and that such Advance relates to the Sub-Surface Facilities.

(c)    All requirements of the Funds Control Procedures shall have been satisfied with regard to the requested Advance.
(d)    The Lender shall have received Lien waivers from FEC E&P in respect of all construction and development work performed by FEC E&P preceding the requested Tranche A Funding Date, conditioned only upon payment in connection with such Tranche A Funding Date.
(e)    All construction and development milestones set forth in any Construction Contract preceding the requested Tranche A Funding Date shall have been achieved, and the Lender shall be satisfied that the progress of construction is in accordance with the current construction schedule.
(f)    The Borrowers shall have certified to the Lender that the Monthly Construction Update delivered immediately prior to such Tranche A Funding Date pursuant to Section 5.0l(f) is true, accurate and correct in all material respects.
(g)    Except to the extent any such site inspection is not completed for any reason outside of the control of the Borrowers or any of their affiliates, and if Lender shall elect to undertake such site inspection in its sole discretion, the Lender shall have completed a site inspection of the Project (with or without its consultants or the Independent Engineer) in accordance with Section 8.01 and confirmed that the progress of construction invoiced through the current payment application is complete, of workmanlike quality and in conformance with the Plans and Specifications and the construction schedule.
(h)    The Borrowers shall have delivered a duly executed Permitting Certificate, as may be updated to the extent needed to reflect the status of any permit, license or approval obtained since the date of the prior Advance, together with copies of each permit, license or approval certified to therein as being in full force and effect, and Lender shall be satisfied that all permits and approvals necessary or reasonably required for the current stage of development or construction of the Project have been obtained and remain in full force and effect.
(i)    If requested by the Lender, commercially reasonable evidence that the requirements of Section 4.05(b) are satisfied.
4.03    Advances of the Tranche B Loan.  The occurrence of a Tranche B Funding Date and the Lender's obligations to make Tranche B Loans pursuant to Section 2.01 (b) are subject to the receipt by the Lender of each of the following documents and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Lender (unless waived in accordance with Section 9.05):
(a)    The Closing Date shall have occurrence, and the Borrowers shall have complied with the following provisions of Section 4.01 (in each case to the extent not delivered in connection with a prior Tranche B Funding Date):
(i)    4.01(a) with respect to any Loan Documents that the Lender agrees to delay until the Initial Tranche B Funding Date, including consents to or acknowledgments of the collateral assignment of Key Project Documents from the third parties that are party to such Key Project Documents;
(ii)    4.0l(b) with respect to an environmental report and NEPA assessment with respect to the Surface Facilities (and A Finding of No Significant Impact (FONSI) or other resolution of the NEPA process with respect to the Surface Facilities in form and substance reasonably acceptable to the Lender shall have been received), and such other assessments (including a Phase II assessment if recommended by such Phase I environmental assessment), seismic reports, inspections and other information with respect to the Surface Facilities, including any of the foregoing submitted to or conducted by a Governmental Authority, with Lender listed as recipient or subject to a reasonably acceptable reliance letter, and all in form and substance reasonably satisfactory to the Lender;
(iii)    4.0l(c) with respect to the Site of the Surface Facilities;
(iv)    4.0l(d) with respect to the Site of the Surface Facilities and the System (and clause (ii) shall be determined as of the Initial Tranche B Funding Date);
(v)    4.0l(e);
(vi)    4.0l(f) with respect to the Site of the Surface Facilities;
(vii)    4.0l(g) with respect to those Project Documents entered into after the Closing Date or applicable to the Surface Facilities;
(viii)    4.01(h) with respect to any architectural drawings for the Surface Facilities;
(ix)    An updated Construction Budget and Section 4.0l(i) and reflecting all necessary changes from the Closing Date to the Initial Tranche B Funding Date;
(x)    4.01(I), to the extent of any necessary updates to the Base Case Projections to maintain the accuracy thereof in all material respects;
(xi)    The Borrower shall have delivered or caused to be delivered (i) the Construction Due Diligence Items with respect to the Surface Facilities, including approval of Exhibit C-2 as mutually agreed with Lender and Lender Engineer (which shall be deemed incorporated herein on the Initial Tranche B Funding Date), and (ii) a “Funds Control Services Agreement” among the Lender, the Borrowers and Lender Engineer, reasonably acceptable to all parties, and the Lender shall have received an independent engineer's report with respect to the Surface Facilities from the Lender Engineer;
(xii)    A geotechnical report or study by the Soils Consultant verifying that the conditions and constituents of the soils at the Site are acceptable for the Project in form and substance reasonably satisfactory to the Lender;
(xiii)    Each Site Landlord with respect to the Surface Facilities shall have delivered to the Lender a reasonably acceptable Site Landlord Agreement;
(xiv)    The Shared Facilities Agreement and the Interconnection Agreement shall each be in full force and effect and shall be in form and substance reasonably acceptable to the Lender, and BLM shall have provided the right of way agreement necessary for the placement of power lines benefitting the Surface Facilities;
(xv)    The Lender shall have received a copy of the final IFC civil, electrical and structural plans in form and substance reasonably acceptable to the Lender;

(xvi)    The Lender shall have received a copy of the “Notice to Proceed” delivered under and in accordance with the primary Construction Contract for the Surface Facilities; and
(xvii)    Evidence, in a form reasonably satisfactory to Lender, that the Project Affiliates and the Borrowers have delivered duly executed amendments to the UODA Collateral Instruments to include the Shared Facilities Agreement as a secured obligation, the right of way to be provided by BLM as collateral, and such other matters as the Lender shall reasonably request, in form and substance satisfactory to Lender, and that all such amendments which require recording in the real property records have been recorded.
(b)    All items required by Section 4.05(a), including a Request for Advance, completion of all required exhibits and attachment of all necessary documents and information to support such requested Advance and that such Advance relates to the Surface Facilities.
(c)    All requirements of the Funds Control Procedures shall have been satisfied with regard to the requested Advance.
(d)    The Lender shall have received and approved Lien waivers from each Construction Contractor and all other contractors, subcontractors, vendors and suppliers to the Project for invoices over $50,000 consisting of (i) unconditional Lien waivers from any such Person who has provided materials or labor in connection with the Project having received payment, acknowledging receipt of and release and waiver of any Lien, stop notice or other right with respect to amounts equal to any prior payments made for such materials or labor and (ii) conditional Lien waivers to similar effect from any such Person with respect to the requested payment, conditioned only upon payment.
(e)    All construction and development milestones set forth in any Construction Contract preceding the requested Tranche B Funding Date shall have been achieved, and the Lender shall be satisfied that the progress of construction is in accordance with the current construction schedule.
(f)    A Borrowers shall have certified to the Lender that the Monthly Construction Update delivered immediately prior to such Tranche B Funding Date pursuant to Section 5.0l(f) is true, accurate and correct in all material respects.
(g)    Except to the extent any such site inspection is not completed for any reason outside of the control of the Borrowers or any of their affiliates, and if Lender shall elect to undertake such site inspection in its sole discretion, the Lender shall have completed a site inspection of the Project (with or without its consultants or the Independent Engineer) in accordance with Section 8.01 and confirmed that the progress of construction invoiced through the current payment application is complete, of workmanlike quality and in conformance with the Plans and Specifications and the construction schedule.
(h)    Payment of the Tranche B Loan Fee, the Tranche B Construction Monitoring Fee and all reimbursable costs and expenses pursuant to the Loan Documents, consistent with the requirements of Section 4.0l(j).
(i)    A closing statement, flow of funds memo or similar document as of the Initial Tranche B Funding Date in form and substance reasonably acceptable to the Lender shall have been executed by all parties thereto and shall reflect (i) the payment of all transaction costs and fees in connection with the transactions contemplated hereby through the Initial tranche B Funding Date (to the extent not previously paid and unless alternative arrangements acceptable to Lender have been made) and (ii) to the extent applicable, the making of an Advance permitted hereunder.
(j)    The Sponsor shall have delivered (i) a Solvency Certificate dated as of such Tranche B Funding Date and (ii) a written update as to the Sponsor's efforts to obtain Additional Capital Sources.
(k)    If requested by the Lender, the Schedules to this Agreement shall be updated as needed to reflect the accuracy of the information required to be disclosed thereon.
(l)    Sponsor shall have delivered a duly executed Permitting Certificate, as may be updated to the extent needed to reflect the status of any permit, license or approval obtained since the date of the prior Advance, together with copies of each permit, license or approval certified to therein as being in full force and effect, and Lender shall be satisfied that all permits and approvals necessary or reasonably required for the current stage of development or construction of the Project have been obtained and remain in full force and effect.
(m)    If any request for a Tranche B Loan includes an amount for shipping of Project Equipment or that satisfies a payment milestone which requires the recipient of such payment to ship any Project Equipment, in each case with a fair market value over $100,000, the Borrower shall also have delivered to the Lender commercially reasonable evidence that such Project Equipment is adequately insured during transit (which may be evidence of the insurance of the supplier of such Project Equipment or that such supplier bears the risk of loss of such Project Equipment prior to delivery to the Site).
(n)    All requirements herein for an initial Advance under the Tranche B Loan shall be satisfied by March 31, 2025 or such later date that the Lender and the Borrowers may agree to in writing.
4.04    Representations and Warranties: Events of Default and Potential Defaults. The obligation of the Lender to make any Advance is subject to the satisfaction of the following conditions:
(a)    The representations and warranties contained in Article III shall be true and correct in all material respects on and as of the date of each Advance with the same effect as though made on and as of each such date, except that, for purposes of this Section, the representations and warranties contained in Section 3.05 shall be deemed to refer to the most recent Financial Statements furnished pursuant to Section 5.01.
(b)    On the date of any Advance, no Default or Event of Default shall have occurred and be continuing.
Each request by the Borrower for an Advance shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 4.04 have been satisfied as of the date of such request. The failure of the Lender to receive notice from the Borrower to the contrary before such Advance is made shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section have been satisfied as of the date such Advance is made.
4.05    Borrowing Limitations and Procedure for Advances.  Subject to Section 5.08 and the other terms and conditions hereof, the Lender shall undertake to make Advances from time to time for payment of construction costs of the Project and other development costs, all as described in the Construction Budget, as such construction is completed and as the other development costs all are incurred as the Lender or its Lender Engineer shall determine. The Lender's obligation to make any Advance is conditioned upon a request of the Borrower, delivery by the Borrower and approval by the

Lender of the items required pursuant to Sections 4.01 through 4.04, satisfaction of all other conditions to Advances set forth herein, delivery of the items specified below and the performance by the Project Parties of all of their respective covenants, agreements and obligations under this Agreement and the other Loan Documents. Unless such modification has been consented to by Lender, Lender has the right to reject and require to be replaced or repaired any equipment, material or work that does not comply with the Plans and Specifications or with industry standards, to the extent available, and no Advance shall be made for such rejected work until such time as the material or work complies with the Plans and Specifications for the applicable generally accepted industry standards. The Borrower shall furnish to Lender from time to time, whenever requested, itemized statements showing prospective expenditures, expenditures due and unpaid, and items necessary for completion and will support such statements with receipted bills, affidavits, Lien waivers and/or evidence reasonably satisfactory to Lender. Notwithstanding anything in the Loan Documents to the contrary, Lender will not make any Advance or authorize any Advance that exceeds the Borrower's cost with respect to the particular line item in the Construction Budget.
(a)    Request for Advance.  At least fifteen (15) Business Days prior to the date on which the Borrower desires an Advance, the Borrower shall submit to the Lender (i) a Request for Advance in such form and substance as the Lender shall reasonably require; (ii) a revised Construction Budget showing the total Project costs to date and the balance of each category of construction costs; and (iii) a requisition using AIA Form G702/G703 or such other form as the Lender may request signed by the applicable Construction Contractor, subcontractors and the Independent Engineer and notarized, accompanied by original lien waivers for the prior period and original change orders, and copies of all invoices for all constructions costs requested to be paid with such Advance, the accuracy of which may at the Lender's option be certified by the Lender Engineer, and such other information and documentation required hereunder. The Lender shall not be required to Advance funds until five (5) days after the last required item is received. The Lender shall not be required to Advance funds for any line item in excess of the amount allocated to such line item as set forth in the Construction Budget. Requests for Advances shall not be made more often than once a month. Prior to each Advance, at the Borrower's expense, the Lender may request that the Lender Engineer inspect the Project to verify the accuracy in all material respects of all other reports, requests or documents submitted by the Borrower.
(b)    Tranche A Equity Requirements.  Notwithstanding anything in the Loan Documents to the contrary, if at any time the remaining availability under the Tranche A Commitment and the Committed Equity shall, in the reasonable and good faith judgment of the Lender, be insufficient to pay all costs set forth in the Construction Budget with respect to the Sub-Surface Facilities or reasonably identified by the Lender as being necessary or reasonably required to complete the Sub-Surface Facilities, the Borrower shall, at the request of the Lender, either (i) make a cash deposit with the Lender in an amount equal to the deficiency or (ii) deliver additional commitments in replacement of the Committed Equity which has been revoked, rescinded or terminated, if applicable. Failure of the Borrower to correct such deficiencies as aforesaid within thirty (30) days after Lender's request therefor shall, at the Lender's option, constitute an Event of Default under this Agreement. At Lender's option and notwithstanding anything in this Agreement to the contrary, Lender shall not be obligated to make any Advance until such deficiency shall have been corrected.
(c)    Advances.  The Lender shall make Advances through the Lender Engineer, in each case, as set forth in this Section. Upon approval of a Request for Advance by Lender and Lender Engineer as set forth in Article IV and satisfaction of the applicable conditions set forth in Article IV, the Borrower hereby authorizes (i) the Lender to make available the proceeds of each Loan in respect of such Request for Advance by transferring such proceeds to the account of Lender Engineer designated for the

Project for further disbursement by Lender Engineer to the applicable Construction Contractor and such other parties as are designated in the Request for Advance and substantiating documentation; and (ii) the Lender Engineer to disburse such proceeds to the applicable Construction Contractor and such other parties as are designated in the Request for Advance and substantiating documentation: provided that Lender Engineer shall make disbursements directly to such other parties if so designated in such Request for Advance as well as to the applicable Construction Contractor. Notwithstanding the foregoing, disbursements from the Lender Engineer may be made via a joint-payee check with the applicable Construction Contractor or directly to the title company, vendors, subcontractors and other Persons furnishing labor, materials and/or equipment to the Site and/or the Project. The Borrower will complete such documentation as is necessary for Lender Engineer to manage disbursements under the Loan and monitor construction of the Project. The Borrower agrees to pay all normal and customary charges of the Lender for the Lender Engineer's services.
(d)    Interest Advances.  The Lender shall have the right to pay itself interest when due by making an Advance of the applicable Loan without any written request for such Advance by the Borrower. Upon Advance of such interest payment, the amount Advanced shall be added to the outstanding principal sum of the applicable Loan, shall beat· interest at the rate set forth in the applicable Note and shall be secured by the Security Documents. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, but not the obligation, to continue to Advance payments of monthly interest installments. If the estimated interest amount budgeted in the Construction Budget is exhausted, or if the Lender determines, in its sole discretion, that the estimated interest amount budgeted in the Construction Budget will be insufficient to pay in full the then due and payable monthly interest installment or any portion thereof, then upon five (5) Business Days written notice from the Lender, the Borrower shall commence the payment of monthly interest installments in the amount that will eliminate the shortfall. Establishment of an interest reserve in the Construction Budget shall in no way relieve Borrower of its obligation to pay interest under the Notes once the interest reserve is depleted.
(e)    Change Orders: Contingency.  Notwithstanding anything in the Loan Documents to the contrary, (i) Lender will not make any Advance or authorize any Advance that exceeds the Borrower's cost or applicable Project Affiliate's cost with respect to the particular line item in the Construction Budget and (ii) any contingency in the Construction Budget greater than 15% of any budgeted line item set forth therein shall not be used or released without the prior written consent of the Lender (in consultation with the Lender's Engineer), which consent shall not be unreasonably withheld, conditioned or delayed.
(f)    Maximum. Amount Per Advance. Unless otherwise approved by the Lender in its sole discretion, the Borrower shall not request, and the Lender shall not be required to make, any Advance that exceeds the amount of $12,800,000.
(g)    Withholding of Advances. Notwithstanding anything in the Loan Documents to the contrary, the Lender shall not be obligated to make any Advance (i) at any time that the progress of construction has become delayed in any material respect, unless Lender shall have approved an updated construction schedule, (ii) at any time that that equity requirements of Section 4.05(b) are not satisfied, (iii) if the Lender determines that any work or material does not comply in any material respect with the Plans and Specifications or sound building practice or otherwise departs from the requirements of this Agreement or any Construction Contract or (iv) if the construction of the Project shall require the written consent of any Person as a condition precedent to the construction of all or any material portion of the Project, until all such written consents shall have been delivered to the Lender.

ARTICLE V
AFFIRMATIVE COVENANTS
Until the Obligations (other than contingent indemnity Obligations for which no claim has been asserted) shall have been repaid in full, the Borrower covenants and agrees with the Lender as follows:
5.01    Reporting Requirements.  The Borrower shall deliver or shall cause to be delivered the following documents to the Lender in such detail as reasonably requested by the Lender:
(a)    Annual (CPA) Financial Statements - Borrower.  As soon as practicable, and in any event within thirty (30) days after completion (commencing with the fiscal year ending December 31, 2024), the Borrower shall furnish to the Lender its Financial Statements for such fiscal year. and the notes thereto, all in reasonable detail. All such Financial Statements shall be prepared on an audited basis and certified without qualification by a certified public accountant reasonably acceptable to the Lender and that such Financial Statements have been prepared in conformity with GAAP consistently applied.
(b)    Annual (CPA) Financial Statements - Guarantor.  As soon as practicable, and in any event within thirty (30) days after completion (commencing with the fiscal year ending December 31, 2024), each Guarantor shall furnish to the Lender its Financial Statements for such fiscal year, and the notes thereto, all in reasonable detail. All such Financial Statements shall be prepared on an audited basis and certified without qualification by a certified public accountant reasonably acceptable to the Lender and that such Financial Statements have been prepared in conformity with GAAP consistently applied.
(c)    Annual (Internal) Financial Statements - Borrower.  As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2024), the Borrower shall furnish to the Lender its Financial Statements for such fiscal year, and the notes thereto, all in reasonable detail. All such Financial Statements shall be certified by an Authorized Officer of the Borrower as presenting fairly the financial position of the Borrower in accordance with GAAP consistently applied from period to period.
(d)    Interim Financial Statements - Borrower.  As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, the Borrower shall furnish to the Lender its Financial Statements for such fiscal quarter, all in reasonable detail and certified by an Authorized Officer of the Borrower as presenting fairly in all material respects the financial position of the Borrower in accordance with GAAP consistently applied from period to period.
(e)    Interim Financial Statements - Guarantor.  As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter of each Guarantor, each Guarantor shall furnish to the Lender its Financial Statements for such fiscal quarter, all in reasonable detail and certified by an Authorized Officer of such Guarantor as presenting fairly in all material respects the financial position of such Guarantor in accordance with GAAP consistently applied from period to period.
(f)    Monthly Construction Update.  Within fifteen (15) days after the end of each month, the Borrower will provide Lender with monthly updates on construction progress containing the items set forth on Exhibit D and the Construction Budget as well as the status of the Borrower's receipt of all required Governmental Approvals, to the extent not delivered on or prior to the Closing Date (and if not obtainable until a later stage of construction, the anticipated date of receipt thereof) (each such monthly update, a “Monthly Construction Update”).

(g)    Material Litigation.  Borrower will also provide a status report in detail reasonably acceptable to Lender with respect to any environmental, health and safety or other claim (pending or threatened in writing) against the Borrower or the Project that could result reasonably be expected to result in a material liability to a Project Party or material delay to completion of the Project's construction and operation.
(h)    Evidence of Certain Project Payments.  Promptly, but in any event within fifteen (15) days after receipt by Borrower thereof, the Borrower shall provide the Lender with evidence requested by Lender (in form and substance satisfactory to the Lender) of all fees, costs and expenses paid by the Construction Contractors to their subcontractors, suppliers and vendors for the Project.
(i)    Auditor’s Management Letters.  Promptly upon receipt thereof, copies of each report submitted to a Project party by independent public accountants in connection with any annual, interim or special audit made by them of the books of such Person including, without limitation, each report submitted to such Person concerning its accounting practices and systems and any final comment letter submitted by such accountants.
(j)    Income Tax Returns.  As soon as practicable, and in any event within thirty (30) days of the filing thereof, the Borrower shall annually furnish and shall cause the Guarantor to annually furnish to the Lender copies of the federal income tax returns of such Person, including all schedules and attachments filed with such returns.
(k)    Governmental Reports.  Promptly, but in any event within thirty (30) days after receipt by a Project Party, the Borrower shall deliver to the Lender with a copy of any site visit report or other reviews or notices issued by any Governmental Authority.
(l)    Promptly, and in any event within thirty (30) days following any request therefor, such other information regarding the operations, business affairs and financial condition of any Project Party or compliance with the terms of this Agreement, the other Loan Documents and the Project Documents as the Lender may reasonably request.
(m)    Promptly, and in any event within ten (10) Business Days after the receipt thereof by any Project Party, copies of all material notices, progress reports, status reports, inspection reports, annual reports, requests, correspondence and other communications relating to the Project Documents and/or the Project.
(n)    Further Information.  The Borrower will promptly furnish to the Lender such other financial information, and in such form, as the Lender may reasonably request from time to time.
5.02     Books and Records: Inspection Rights.
(a)    Each Project Party shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with GAAP and give representatives of the Lender access thereto at all reasonable times and upon reasonable prior notice, including permission to (a) examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the Obligations as it may reasonably request from time to time and (b) communicate directly with any Project Party's officers, employees, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of any Project Patty with no more frequency than is reasonable unless an Event of Default shall then exist. Without limiting the generality of the foregoing, so long as no Event of

Default has occurred, the Lender or such Persons as the Lender may designate shall conduct field examinations of any Project Party on an annual basis, at the Borrower’s expense, subject to reasonable prior notice and at reasonable times. Upon the occurrence of an Event of Default, the Lender may conduct any and all audits it deems necessary at the cost and expense of the Borrower.
(b)    Without limiting the generality of the foregoing, promptly after receipt of a request from Lender, the Borrower shall provide copies of invoices and proof of payment thereof with respect to all line items in the Construction Budget and sufficient in the Lender's reasonable determination to verify the completion and commercial operation of the System.
5.03    Construction of the Project.
(a)    Promptly after the Closing Date, the Borrower shall commence (or cause the applicable Project Affiliate to commence) or continue development and construction of the Sub-Surface Facilities. Promptly after the Initial Tranche B Funding Date, the Borrower shall continue development and commence (or cause the applicable Project Affiliate or Construction Contractors to commence) construction of the Surface Facilities on or before the date set forth therefor in the Construction Budget. Subject to the foregoing, the Borrower will cause the construction of the Project to be carried forward with commercially reasonable diligence and continuity for completion by the Maturity Date. The Borrower shall cause the Project to be constructed in all material respects in accordance with the applicable Project Documents, Plans and Specifications and all applicable laws, statutes, codes, ordinances, rules and regulations, requirements of Governmental Authorities, permits, manufacturers' specifications and warranties, requirements of the Interconnection Agreement (if applicable), requirements of all applicable tariffs, and all other applicable agreements, covenants and restrictions within the boundaries of the Site, and otherwise in accordance with practices, standards and procedures customary in the geothermal power generation industry with respect to similar geothermal facilities. The Borrower shall utilize only the Project Affiliates, Construction Contractors and the other contractors, subcontractors, suppliers and vendors reasonably approved by the Lender to complete the Project. The Borrower and the Project Affiliates shall construct and maintain the Project in material compliance with the maintenance procedures prescribed by or recommended by and sufficient to keep in effect the warranties of manufacturers and vendors of the Project Equipment.
(b)    In the event of the filing of any mechanics' or materialmen's Lien affecting the Project, the Borrower shall within thirty (30) days after the filing thereof or, if earlier, prior to the next Advance, cause such Lien to be subordinated, removed by bonding or otherwise, or insured over by the title company, in each case to the Lender's satisfaction.
(c)    In the event that previously unreported cultural resources are encountered dming ground disturbing activities, the Borrower shall, to the extent required by applicable law, immediately cease all work within 100 feet until a qualified archaeologist has documented the discovery and evaluated its eligibility for the National Register of Historic Places (NRHP), as appropriate, in consultation with other Governmental Authorities, as appropriate.
(d)    If human remains are encountered during ground disturbing activities, the Borrower shall, to the extent required by applicable law, immediately cease all work. The Borrower shall notify other Governmental Authorities, as appropriate, of the discovery within twenty-four (24) hours. The Borrower shall not resume work in the subject area without proper authorization.
5.04    Material Damage. Notwithstanding any provision of this Agreement to the contrary, if the Site shall have suffered any material damage or destruction, the Lender shall have the right to withhold any further Advance until the Borrower shall have submitted a plan to restore or replace such damaged or destroyed portion in a manner reasonably acceptable to the Lender (including but not limited to commercially reasonable evidence of available funds needed to pay for the cost of such restoration or replacement) and without cost to the Lender together with an update to the Construction Budget in connection therewith to the extent reasonably requested by Lender.
5.05    Maintenance of Existence, Operation and Assets: Payment of Taxes and Other Charges.
(a)    Each of the Borrowers and the Borrower Parent (and the Sponsor with respect to the following clauses (i), (ii) and (iii)) shall do all commercially reasonable things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all authorizations, tights, trade names. patents, trademarks, permits, licenses and franchises necessary to enable it to continue its business as currently conducted; (ii) continue its business in the same manner in which it is currently conducted; (iii) keep its assets in good working order, operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and Project thereto. Without limiting the generality of the foregoing, each of the Borrowers and the Borrower Parent shall obtain and maintain any and all material licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its assets and properties and the advantageous conduct of its business and as may be required from time to time by applicable law.
(b)    Each Project Party shall pay and discharge, as the same shall become due and payable (after giving effect to any applicable grace period), all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same ai·e being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Person; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Person; and (c) all material Indebtedness, subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
5.06    Compliance with Covenants. Agreements and Laws Affecting the Project.  Each of the Borrowers and the Borrower Parent shall comply in all material respects with all applicable laws, regulations and orders applicable to its assets, including all Environmental Laws, Anti-Corruption Laws, Anti-Money Laundering Laws and any laws, covenants and restrictions now of record affecting all or any part of the Project. Each of the Borrowers and the Borrower Parent shall comply with the Project Documents and all other material obligations under other contracts, instruments and agreements to which it is a party or to which any of its properties or assets may be subject and pay when due all bills for services or labor performed and materials supplied in connection with the construction of the Project, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
5.07    Insurance.
(a)    The Borrower will (i) keep and maintain the Site, the System and all other property material to the conduct of the Borrower's business in good working order and condition, ordinary wear and tear excepted, and (ii) make necessary and proper repairs, renewals and replacements so that the Borrower's business carried on in connection therewith may be properly conducted at all times.

(b)    At its own cost, the Borrower shall obtain and maintain at all times insurance against (i) loss, destruction or damage to its assets, properties and business of the kinds and in the amounts customarily insured against by Persons with established reputations engaged in the same or similar business as such Person and, in any event, sufficient to fully protect the Lender's interest in the Collateral and in an amount not less than the full replacement cost of the System and (ii) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by Persons with established reputations engaged in the same or similar business as such Person. The Borrower shall further cause each contractor, vendor or supplier to the Project and/or at the Site to maintain reasonably acceptable general liability and workers compensation insurance.
(c)    Borrower shall also cause the Guarantors and the Project Affiliates to maintain at all times insurance against (i) loss, destruction or damage to its assets, properties and business of the kinds and in the amounts customarily insured against by Persons with established reputations engaged in the same or similar business as such Person and (ii) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by Persons with established reputations engaged in the same or similar business as such Person, in each case to the extent such insurance can be obtained and maintained on commercially reasonable terms.
(d)    Following the Initial Tranche B Funding Date, the Borrower or the applicable Construction Contractors shall obtain and maintain such builder's risk insurance over all applicable aspects of the Project as the Lender shall reasonably require and, upon request, provide Lender with reasonably acceptable evidence thereof
(e)    Borrower shall arrange for all installers to maintain reasonably acceptable general liability insurance, and, to the extent not covered by builder's risk insurance, Borrower, or the applicable Construction Contractors, shall maintain hazard insurance coverage for all Project Equipment and other materials while located off-Site or in transit to a Site, and, upon request, provide Lender with reasonably acceptable evidence thereof
(f)    The Borrower shall arrange for all engineers for the System to maintain errors and omissions insurance coverage in reasonable amounts until the System has been completed and is fully operational and, upon request, provide Lender with reasonably acceptable evidence thereof.
(g)    All insurance required to be maintained hereunder shall in each case be issued by insurers with ratings from the A.M. Best Company of at least A and otherwise acceptable to Lender, such insurance to (i) indicate Lender as additional insured, mortgagee and lender's loss payee, as applicable, and (ii) provide that Lender shall have thirty (30) days’ written notice of any termination or material modification of such insurance; provided, however, that the foregoing clauses (i) and (ii) shall only be applicable to Construction Contractors or other contractors, vendors or suppliers to any System and/or at any Site to the extent that the cost of work in any particular Construction Contract or other applicable agreement is greater than $100,000.
(h)    Without limiting the generality of any provision of this Section 5.07, the Borrower shall obtain and maintain such insurance as is described on Schedule 5.07. At any time upon the reasonable request of Lender, the Borrower shall provide reasonable evidence of any of the insurance required to be maintained pursuant to this Section 5.07.

5.08    Use of Proceeds.
(a)    The Borrower acknowledges and agrees that the Lender will Advance the Tranche A Loan only for the payment of or reimbursement for the actual costs, fees and expenses incurred by the Borrower, or by Escalante and subject to reimbursement by the Borrower pursuant to the UODA, for (a) the construction and development of the Sub-Surface Facilities, as set forth in the Construction Budget; (b) interest carry, as set forth in the Construction Budget; and (c) the payment of a pro rata portion of the Loan Fee, any commitment fee and other closing costs and fees, as set forth in the Construction Budget or as approved by the Lender, and otherwise in accordance with the terms and subject to the conditions set forth in this Agreement including but not limited to Section 4.05.
(b)    The Borrower acknowledges and agrees that the Lender will Advance the Tranche B Loan only for the payment of or reimbursement for the actual costs, fees and expenses incurred by the Borrower for (a) the construction, development and commissioning the System and the Surface Facilities, as set forth in the Construction Budget; (b) interest carry, as set forth in the Construction Budget: and (c) the payment of a pro rata portion of the Loan Fee, any commitment fee and other closing costs and fees. as set forth in the Construction Budget or as approved by the Lender, and otherwise in accordance with the terms and subject to the conditions set forth in this Agreement including but not limited to Section 4.05.
(c)    No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. The Borrower shall not use any part of any proceeds of the Loan (i) to fund or facilitate any activities or business of, with or involving any Sanctioned Person or (ii) in any manner that would constitute or give rise to a violation of Sanctions by any party to this Agreement.
5.09    Access to Site: Right to Stop Work: Correction of Defective Work.  The Borrower will allow the Lender, through the Lender Engineer and the Lender's officers, agents or employees, at all reasonable times and with reasonable prior notice, the right of entry and free access to the Site and the right to inspect all work done, labor performed and materials furnished or to be furnished in furtherance of the Project. If the Lender determines that any work or material does not comply in any material respect with the Plans and Specifications or sound building practice or otherwise departs from the requirements of this Agreement or the Project Documents, then the Lender may require the work to be stopped and may withhold Advances until the matter is corrected to the Lender's reasonable satisfaction. The Lender shall also have the right to require that the work be stopped upon the occurrence of a Default or an Event of Default. If the construction of the Project shall require, in the Lender's reasonable judgment, the written consent of any Person as a condition precedent to any aspect of the construction of the Project, the Lender may require the work to be stopped and may withhold further Advances of the Loan until all such written consents, in writing shall have been delivered to the Lender. The Borrower shall promptly correct or cause to be corrected any non-conforming work or materials. No such action by the Lender will affect the Borrower’s obligation to complete the Project on or before the Maturity Date. The Lender shall be under no duty to examine, supervise or inspect the Plans and Specifications or the construction of the Project. Any inspection or examination by the Lender or the Lender Engineer is for the sole purpose of protecting the Lender's Liens and security interests and preserving its rights hereunder. No default or breach of the Borrower will be waived by any inspection by the Lender, nor shall any such inspections constitute a representation that there has been or will be compliance with the Plans and Specifications or that the construction is free from defective materials or workmanship. The Lender Engineer's services are for the sole benefit of the Lender and the Lender shall not be liable in any manner as a result of any inspection.

5.10    Notices of Materials Events. The Borrower will furnish to the Lender prompt written notice upon an authorized Officer becoming aware of any of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the occurrence of any breach or default by any Person under any Project Document or of Escalante under any UODA Collateral Instrument the that remains in effect after the lapse of all applicable cure periods and which, to the Knowledge of the Borrowers, could reasonably be expected to result in a termination of such Project Document, an event of default under such UODA Collateral Instrument or a Material Adverse Effect;
(c)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting (i) any Borrower, the Borrower Parent or any counterparty to a Project Document that that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) Sponsor or any Project Affiliate that, if adversely determined, could reasonably be expected to have a Material Adverse Effect with respect to any Borrower or the Project;
(d)    the execution and delivery of any Project Document (or material amendment or modification thereto) or any material permit, authorization, right or license (or amendment or modification thereto) entered into or obtained (i) after the Closing Date with respect to the Sub-Surface Facilities or (ii) after the Tranche B Funding Date with respect to the Surface Facilities, in each case together with a copy thereof and, if required by Lender, the written consent of any other party to such Project Document that is an Additional Key Project Document to the collateral assignment thereof to the extent not previously delivered to the Lender; and
(e)    any other development, event or occurrence that results in, or could reasonably be expected to have, a Material Adverse Effect.
Each notice delivered under this Section 5.10 shall be accompanied by a statement of an Authorized Officer of the applicable Person setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
5.11    ERISA.
(a)    Promptly during each year, each Borrower shall (i) pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; (ii) file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and (iii) notify the Lender within ten (10) days of the occurrence of any “Reportable Event” (as defined in ERISA) that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.
(b)    With respect to a Plan subject to Title IV of ERISA, the Borrower shall promptly notify the Lender in writing of: (i) the occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires thirty (30)-day notice; (ii) any action by any Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA; or (iii) the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.
5.12    Compliance with Warranties.  The Borrower shall take or cause the Construction Contractors to take all such actions as are required by the terms of each Warranty to be in material compliance with the Warranty. The Borrower shall immediately notify Lender of any not.ice from any Warranty provider of any materials adverse change to any Warranty.
5.13    Storage of Materials.  The Borrower shall cause all materials supplied for or intended to be utilized in the construction of the Project, but not yet affixed to or incorporated into the Project or Site, to be stored on the Site with adequate safeguards to prevent loss, theft, damage or commingling with materials for other projects.
5.14    Additional Collateral.  Concurrently with the closing of any sale of any Equity Collateral by the Borrower Parent, the Borrowers will cause the purchaser of such Equity Collateral to execute and deliver to the Lender a joinder and amendment to the existing Pledge Agreement to effect the pledge of all Equity Collateral so transferred, and such other documents and agreements reasonably related thereto, with the understanding being that the Lender shall at all times have a perfected security interest in 100% of the membership interests issued by each Borrower.
5.15    Reserved.
5.16    Further Assurances.  The Borrower will and will cause each other Project Party to cure promptly any defects in the execution and delivery of the Loan Documents, including, with respect to the Borrower, this Agreement. The Borrower will, at its own expense, and will cause each other Project Party to promptly execute and deliver to Lender upon request all such other and further documents, agreements, instruments, notices or releases as may be necessary or appropriate in the reasonable judgment of the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents, including any amendments or modifications to such Person’s Governing Documents as may be necessary or reasonably desirable to effectuate the Lender’s tights hereunder.
ARTICLE VI
NEGATIVE COVENANTS
Until the Obligations (other than contingent indemnity Obligations for which no claim has been asserted) have been repaid in full, the Borrower covenants and agrees with the Lender as follows:
6.01    Liens.  Neither Borrower nor Borrower Parent will create, incur, assume or permit to exist any Lien on the Collateral other than Permitted Encumbrances.
6.02    Indebtedness.  Neither Borrower nor Borrower Parent will incur or enter into any agreement to incur any Indebtedness other than Permitted Indebtedness.
6.03    Activities.  Borrower shall not engage in any business or activity other than (a) maintaining its corporate existence; (b) participating in tax, accounting and other administrative activities as part of the Sponsor’s consolidated group of companies; (c) the execution, delivery and performance of the Loan Documents and Project Documents to which it is a party; and (d) such other activities reasonably necessary or desirable in furtherance of the purposes set forth above.
6.04    Restricted Payments.
(a)    The Borrower will not and will ensure that the Borrower Parent will not pay dividends or make distributions to its owners, shareholders, members, partners or other holders of Equity Interests in such Persons, other than in connection with the contemporaneous repayment of the Obligations then due and payable in full.

(b)    After the occurrence and during the continuance of an Event of Default, Sponsor will not pay dividends or make distributions to its owners, shareholders, members, partners or other holders of Equity Interests in Sponsor, other than in connection with the contemporaneous repayment of the Obligations then due and payable in full; provided, however, notwithstanding the foregoing, all Additional Capital Sources other than Excess Capital Proceeds shall be required to remain in Borrowers, Borrower Parent or Sponsor (as applicable to the particular transaction and reasonably determined by Sponsor) until used for the payment of costs and expenses incurred in the completion of the Surface Facilities (including commissioning and start-up costs).
(c)    Notwithstanding anything in this Section 6.04 to the contrary, (i) the Borrower will be permitted to make payments to Affiliates in accordance with any Project Documents and (ii) the Sponsor will be permitted to make distributions to its shareholders in an aggregate amount equal to the additional federal, state or local taxes assumed to be payable by a shareholder of Sponsor as a result of Sponsor’s status as a limited liability company, subchapter S corporation or any other entity that is disregarded for federal and state income tax purposes (as applicable), but only so long as Sponsor has elected to be treated as a pass though entity for federal and state income tax purposes and such election has not been rescinded or withdrawn.
6.05    Fundamental Changes.
(a)    No Change of Control shall occur, and no Project Patty (other than Sponsor, if not resulting in a Change of Control) shall merge or consolidate with any Person; provided, that with respect to any merger or consolidation of Sponsor, Sponsor shall be the survivor thereof or the survivor thereof shall expressly assume Sponsor’s obligations under the Loan Documents to which Sponsor is a party pursuant to documentation reasonably acceptable in form and substance to Lender.
(b)    The Borrower will not and will ensure that each other Project Patty (other than Sponsor with respect to the following clauses (ii) through (v)) does not (i) liquidate or dissolve, (ii) except in connection with the consummation of the Tax Credit Purchase Transaction or third party investment for the purpose of receiving Tax Credits available with respect to the Project, make any material amendment or modification (including by waiver or consent) to its Governing Documents, including without limitation a change of name or jurisdiction of organization; (iii) change its principal place of business; (iv) “opt in” or take any other action that would subject the Equity Collateral to be subject to Article 8 of the UCC or permit or cause the Equity Collateral to be represented by a certificate or to otherwise constitute a security which must be registered with any Governmental Authority or may be traded on any public or private exchange or winch may be governed by Article 8 of the UCC; or (v) enter into or permit to exist any document or agreement (other than this Agreement or any Tax Credit Document) that limits the ability of the such Person to create, incur, assume or suffer to exist Liens on its property or requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
(c)    The Borrower will not and will ensure that each other Project Party (other than Sponsor with respect to the following clauses (iii) and (iv)) does not (i) engage to any material extent in any business other than businesses of the type conducted by such Person on the Closing Date and businesses reasonably related thereto; (ii) cease conducting business: (iii) acquire by purchase, lease or otherwise all or any material portion of the assets of (including Equity Interests issued by) any Person; or (iv) purchase or hold any Equity Interests, securities, evidence of Indebtedness of or make or have outstanding any loan or advance to or otherwise extend credit to or make any investment or acquire any Equity Interest in any Person, other than Equity Interests in subsidiaries and affiliates as of the Closing Date and as described in the information made available to the Lender prior to the Closing Date.

(d)    Neither the Borrower nor the Borrower Parent shall have any employees.
(e)    Neither the Borrower nor the Borrower Parent shall change its accounting policies or reporting practices, other than to the extent required by GAAP, or change its fiscal year.
6.06    Sale of Property.  The Borrower will not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any Collateral (whether now owned or hereafter acquired), other than Permitted Dispositions, and neither the Borrower nor any Project Affiliate shall sell, transfer, lease or otherwise dispose of any material assets necessary for or reasonably required for the continued development and construction of the Project.
6.07    Project Documents.  The Borrower will not and will ensure that each other Project Party does not make or agree to any material alterations, amendments or other modifications (including by waiver or consent) to any material Project Document, whether at the time of renewal of such agreement or otherwise, that (i) has or could reasonably be expected to result in an adverse economic impact on a Project Party or Project Affiliate, (ii) shortens the term of such contract, (iii) imposes on such Person obligations in excess of those existing before such modification or (iv) could reasonably be expected to be materially adverse to the Lender. Notwithstanding the foregoing, the Borrower shall be permitted, upon notice to Lender, to terminate a Power Purchase Agreement (other than the SCE PPA) in connection with a contemporaneous amendment to the SCE PPA or entry into an additional power purchase agreement with Southern California Edison Company which provides for a full replacement of the revenue forecasted to be provided by the terminated Power Purchase Agreement as set forth in the Base Case Projections.
6.08    Transactions with Affiliates.  None of the Borrowers or the Borrower Parent will (a) enter into any contract with an Affiliate (other than a Project Party) for the purchase or provision of goods or services, (b) make any transfer of such Person’s property or the proceeds of the Project to an Affiliate, or (c) in any other manner enter into a material transaction with any Affiliate (other than a Project Party), in each case except (i) Governing Documents, as applicable, (ii) applicable Project Documents that have been made available to the Lender prior to the Closing Date, (iii) the Shared Facilities Agreement, Supply Agreement, Unit Agreement, UODA and UODA Collateral Instruments or (iv) any other Project Documents entered into from time to time between a Borrower and any Affiliate pursuant to which the Borrowers reasonably expect to have annual obligations in an aggregate amount of $1,000,000 or less.
6.09    Restrictive Agreements.  Neither any Borrower nor the Borrower Parent will enter into or permit to exist any material agreement (other than this Agreement or any other Loan Document) that (a) limits the ability of such Person to create, incur, assume or suffer to exist Liens on its property or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
ARTICLE VII
DEFAULTS AND REMEDIES
7.01    Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default” hereunder:
(a)    The Borrower fails to pay when due (i) any payment of principal of the Loan or (ii) any interest due on the Loan or other sum payable hereunder and with respect to this clause (ii) such nonpayment continues five (5) Business Days beyond the date on which such payment was due or the

Borrower fails to comply with the provisions requiting mandatory prepayment of the Loan under the terms of any Note; or
(b)    Any “Event of Default” (as so defined therein) occurs and is continuing under any of the other Loan Documents and such “Event of Default” remains uncured (as so defined therein); or
(c)    Any representation or warranty made by any Project Party under this Agreement or any of the other Loan Documents or deemed to have been made hereunder or thereunder or made by or furnished on behalf of any Project Party in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading in any material respect as of the time made or deemed to have been made; provided that no Event of Default shall occur if, within thirty (30) days after the earlier of such Project Party having Knowledge or receiving written notice that such false or misleading representation or warranty has been made, the applicable Project Party shall have eliminated or otherwise cured the impact of such default; or
(d)    Except as consented to by Lender, any Security Document shall for any reason (other than pursuant to the terms thereof or as a direct result of the action or inaction of the Lender) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby, subject only to Permitted Encumbrances; or
(e)    (i) The Borrower or any other Project Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.01, 5.03, 5.05 (regarding maintaining its existence), 5.08, 5.14 or Article VI or (ii) the Borrower or any other Project Party shall default in the performance or observance of any covenant, agreement or duty under this Agreement or any other Loan Document (not constituting an Event of Default under any other provision of this Section 7.01) and such default under this clause (ii) continues for thirty (30) days after the earlier of such Project Party having Knowledge thereof or receiving written notice from Lender of such failure; or
(f)    A proceeding shall be instituted in respect of any Project Party or any Project Affiliate:
(i)    seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar· declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, termination of operations, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its/his/her assets or debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereinafter in effect which shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted, or an order, order for relief, judgment or decree in respect thereof shall be entered; or
(ii)    seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for such Person or for all or any substantial part of its/his/her property which shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted; or
(g)    Any Project Party or any Project Affiliate shall become insolvent, shall admit in writing its inability or become generally unable to pay its/his/her debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 7.0l(f)(i) or shall consent to any order for relief, declaration, finding or relief described in Section 7.0l(f)(i), shall institute a proceeding described in Section 7.0l(f)(ii) or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its/his/her property whether or not any proceeding is instituted, dissolve, wind-up or liquidate itself or any substantial part of its/his/her property, or shall take any action in furtherance of any of the foregoing; or
(h)    Any Project Party or any Project Affiliate defaults beyond all applicable cure periods under any Project Document to which it is a party, and such default terminates or permits the counterparty to such Project Document, to terminate such Project Document, or an un-Affiliated third party defaults beyond all applicable cure periods under any Project Document to which it is a party, and such default has or could reasonably be expected to have a Material Adverse Effect, or the Interconnection Agreement or the SCE PPA shall fail to be in foll force and effect, or any party thereto shall so assert, and such assertion shall fail to be favorably resolved within ninety (90) days, or the counterparty to the Interconnection Agreement or the SCE PPA shall take any action in furtherance of any of the events described in the foregoing sub-sections (f) or (g); or
(i)    The Borrower or any other Project Party or Project Affiliate (A) defaults beyond all applicable cure periods in any payment of principal or interest on any Indebtedness (other than the Obligations) in an original principal amount in excess of (x) $1,000,000 or (y) with respect to the Sponsor, $5,000,000, or (B) breaches any other agreement, material term or condition contained in any agreement related to any such Indebtedness beyond all applicable cure periods or if any other event shall occur and be continuing thereunder and such default, breach or other event causes or permits the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to any stated maturity; or
(j)    Any Person shall obtain an order or decree in any court of competent jurisdiction enjoining or delaying the construction of the Project or enjoining or prohibiting the carrying out of the terms and conditions hereof or of any other Loan Document and such proceedings are not discontinued or such order or decree is not vacated or appealed within thirty (30) days and as a result thereof, work on the Site has stopped; or
(k)    Any Project Party or any Project Affiliate shall have concealed, removed or permitted to be concealed or removed any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar· law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid while such Project Patty or Project Affiliate is insolvent; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings; or
(l)    Other than pursuant to the terms thereof, any Loan Document shall fail to be in full force and effect, or any Project Party shall so assert or deny further liability or obligation thereunder; or
(m)    A final, nonappealable judgment or order for the payment of money in an amount in excess of (x) $1,000,000 or (y) with respect to the Sponsor, $5,000,000, in excess of applicable insurance coverages (where the insurer has admitted coverage) is entered against any Project Party, or any other judgment or order (including any writ or warrant of attachment, garnishment, execution, distraint, levy or other seizure or similar process) is entered that has or could reasonably be expected to have a Material Adverse Effect against any Project Party or Project Affiliate, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; unless there is a reserve in accordance with GAAP; or
(n)    Any part of the Project, the Sub-Surface Facilities, the Surface Facilities or the System is so demolished, destroyed or damaged that, in the reasonable opinion of the Lender, it cannot be promptly (and in any event prior to the Maturity Date) restored or rebuilt with available funds to a condition substantially similar to that which existed immediately prior to such event, or any assets of a Project Patty or a Project Affiliate shall be condemned, confiscated or seized and cannot be promptly (and in any event prior to the Maturity Date) replaced with like assets from available funds; or
(o)    Following the Initial Tranche B Funding Date, (i) any EPC Contractor shall fail to be the contractor under its EPC Contract unless the Borrower secures an alternative general contractor acceptable to Lender (such acceptance not be unreasonably withheld, denied or delayed) within ninety (90) days after such failure or (ii) any EPC Contractor shall transfer or assign (or take any action to transfer or assign) any of its rights or obligations under the primary Construction Contract for the construction of the Surface Facility to any Person (other than an alternative general contractor acceptable to Lender (such acceptance not be unreasonably withheld, denied or delayed)) without the prior written consent of Lender (such consent not be unreasonably withheld, denied or delayed); or
(p)    The equipment and materials used in connection with the construction of the System shall fail in any material respect to be in accordance with the Plans and Specifications and are not repaired or replaced within thirty (30) days after the Borrower’s Knowledge of such failure or, if such materials cannot be repaired or replaced within such thirty (30)-day period, the Borrower has commenced to repair or replace such materials, diligently pursues such repair or replacement and repairs or replaces such materials within the earlier of (i) the thirtieth (30th) day after the expiration of the initial thirty (30)- day period and (ii) ten (10) days prior to the Maturity Date; or
(q)    Any Lien or other defect in the title to the leasehold estate in the Site not a Permitted Encumbrance shall be created, arise or otherwise come into existence, and the Borrower fails to have such Lien or other defect in title removed, released or fully bonded within thirty (30) days after the earlier to occur of (i) the Borrower’s Knowledge thereof or (ii) written notice from Lender to the Borrower thereof; or
(r)    Any Project Party or any Project Affiliate shall neglect, refuse or fail to keep in full force and effect any permit or approval issued by any Governmental Authority or agency which is required for the Project, the Sub-Surface Facilities, the Surface Facilities or the System and such failure shall continue for a period in excess of thirty (30) Business Days after the earlier to occur of (i) such Person’s Knowledge of such failure or (ii) written notice from Lender to the Borrower of such failure; or
(s)    A Project Party shall abandon the construction of the Project, the Sub-Sm-face Facilities, the Surface Facilities or the System for a period of thirty (30) consecutive days or any Project Party shall publicly announce such abandonment; provided, however, that a Force Majeure Event shall not constitute abandonment provided the Project Parties and the Project Affiliates are taking reasonable measures to commence and/or continue construction and development of the affected asset.
7.02    Remedies.  If any Default shall occur and be continuing, Lender may, at its option and without notice to Borrower, withhold further Advances and other extensions of credit to Borrower. Upon the occurrence and during the continuance of any one or more of the Events of Default, at the Lender’s option, all obligations on the Lender’s part to make the Loan, or to make any further Advances hereunder shall cease and terminate, and the Loan and all sums then or thereafter due under any and all of the Loan Documents shall thereupon become immediately due and payable. Without limitation of the foregoing, upon the occurrence of an Event of Default described in subsections (f) or (g) of Section 7.01, the Lender’s obligation to make Advances shall automatically terminate and the Loan and all other Obligations of the Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, and the Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. Upon the occurrence and during the continuation of an Event of Default, Lender may (a) set off the amounts due Lender under the Loan Documents against any and all accounts, credits, money, securities or other property of Borrower now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower and (b) bring suit against Borrower or Guarantor to collect the Obligations and enforce any or all of its rights hereunder or under any other Loan Documents, or at law or in equity, and, in addition, the Lender, at its option, may apply any or all funds on deposit with Lender to the payment of outstanding invoices and to the completion of the Project, with the right and power in such event to enter upon and take possession of the Site, to make such changes in the Plans and Specifications or the Project Documents as may seem desirable, and to do all things reasonably necessary in the Lender’s opinion to complete or partially complete the Project. The Lender shall not be responsible for the workmanship or materials in such completion of construction. The Borrower irrevocably appoints the Lender as its attorney-in-fact, with full power of substitution, to complete the Project in the Borrower’s name or the Lender may elect to complete construction in the Lender’s name.
ARTICLE VIII
SPECIAL PROVISIONS
8.01    Nature of Inspections and Approvals.  From and after the Closing Date and until the date that all Obligations are paid or otherwise discharged in full, Lender shall at its option have the right to make inspections, subject to Section 5.02, of the Site with reasonable prior notice and to approve, among other things, the Plans and Specifications, the other Project Documents and any other contracts related to the Project, such approval not to be unreasonably withheld, conditioned or delayed. No right of inspection or approval contained herein shall be deemed to impose upon Lender any duty or obligation whatsoever to undertake any inspection or to make any approval. No inspection made or approval given by Lender shall be deemed to impose upon Lender any duty or obligation whatsoever to correct any defects in the Project, the System, the Plans and Specifications, or any other Project Document or any other contracts, documents or properties, or to notify any person with respect thereto, and provided, further, that no liability shall be imposed upon Lender, and no warranties (either express or implied) are made by Lender as to the quality or fitness of any Project Equipment constituting all or part of the System or the Plans and Specifications, and no such liability or warranty shall be deemed or construed to arise by reason of any inspection of the Site or approval by Lender, its agents, employees or representatives, any such inspections and approvals being made solely for the benefit of Lender. So long as no Event of Default has occurred and is continuing, (a) there shall not be more than one (1) site inspection described under this Section 8.01 in any calendar· month, and (b) any such site inspection, other than to the extent prepaid on the Closing Date or included as an approved cost in the Construction Budget, shall be at Lender’s sole expense.
8.02    No Third-Party Beneficiaries.  The terms, provisions, conditions and requirements made and set forth herein are for the benefit of the parties hereto and to better define the terms of the Loan, in no event shall Lender be construed to be Borrower’s agent and in no event is Lender assuming the

Borrower’s responsibility for proper payments to contractors or others. It is specifically further intended that no Person shall be a third-party beneficiary hereunder.
8.03    Performance and Protective Advances by Lender.  At any time (i) upon the occurrence and during the continuation of an Event of Default or (ii) after ten (10) Business Days have passed from the date that Lender delivers a written notice to Borrower that Borrower or a Project Affiliate has failed to pay, maintain, discharge, or comply with any liability or obligation set forth below and such failure is continuing, the Lender, at its sole option and in its sole discretion, may perform or cause to be performed the same and in so doing may expend such sums as the Lender may deem necessary or advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, assessments, governmental charges or levies, a payment to obtain a discharge or release of a Lien or to prevent the imposition of a Lien, expenditures made in defending against any adverse claim or other legal obligation and all other expenditures that the Lender may make for the protection of the Collateral or the value of any Collateral or which it may be compelled to make by operation of law. All such sums and amounts so expended shall be considered an Advance (on a pro rata basis to each Loan) and shall be repayable by the Borrower upon demand, shall constitute additional Obligations hereunder and under the other Loan Documents and shall be secured by the Collateral. The Lender shall promptly notify the Borrower of any amounts so expended. No such performance of any covenant or agreement by the Lender on behalf of the Borrower, and no such Advance or expenditure therefor, shall relieve the Borrower of any default under the terms of this Agreement or any other Loan Document. The Lender may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent the Borrower has provided written notice to the Lender that such payment is being contested in good faith by the Borrower in accordance with the terms of this Agreement.
8.04    Project Affiliate Contracts.  Each Borrower shall preserve, protect and defend its material tights, in each case to the extent relating to the Project, under the Shared Facilities Agreement, Supply Agreement, Unit Agreement, UODA and UODA Collateral Instruments, as applicable, including prosecution of suits to enforce any of its rights thereunder and enforcement of any claims with respect thereto. Without limiting any other obligation herein, the Borrowers shall keep the Lender fully informed of the status of any such enforcement proceedings and provide to the Lender all documentation and information reasonably related thereto.
8.05    Third-Party Financings.  The Borrowers and the Lender acknowledge that (a) subsequent to the Closing Date and prior to the full discharge of the Obligations, the Sponsor and the Borrowers may receive offers from third-party lenders providing for additional financing of the Project terms requiring the Lender to subordinate its interest in the Collateral to such third-party lenders and (b) to the extent the Borrowers wish to pursue any such additional financing, the Borrowers and Lender agree to negotiate in good faith mutually agreeable amendments to the Loan Documents and other agreements as may be needed to facilitate the closing of such additional financing; provided, that nothing contained in this Section 8.05 shall obligate the Lender to enter into any such amendment or agreement.
8.06    Confirmation of Completion.  If the Loans are prepaid in full and the Loan Documents terminated prior to completion of the construction of the Project (including commissioning and commencement of commercial operations), the Borrowers shall (promptly after receipt of a written request of Lender and at Lender’s reasonable cost) provide reasonable, non-confidential evidence of such completion of construction to Lender. The obligation of the Borrowers contained in this Section 8.06 shall survive the termination of this Agreement, payment of any Loan and assignment of any tights hereunder.

ARTICLE IX
MISCELLANEOUS
9.01    Notices.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (the “Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the patties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial cornier service are hereby agreed to as acceptable methods for giving the Notices. Regardless of the manner in which provided, the Notices may be sent to a patty's address set forth below or to such other address as any patty may give to the other for such purpose in accordance with this Section:

To the Borrower:	Cape Generating Station 1, LLC
Cape Generating Station 3, LLC
c/o Fervo Energy Company
910 Louisiana Street, Suite 4400
Houston, TX 77002
Attention: CEO

To the Lender:	XRL ALC, LLC
3 W. Main Street, Suite 103
Irvington, NY 10533
Attention: Loan Servicing/Fervo Energy Company
Telephone: [***]
The Borrower or the Lender may change its address for notice purposes by notice to the other parties in the manner provided herein.
9.02    Expenses. The Borrower agrees to pay or cause to be paid and to save the Lender harmless against liability and reimburse the Lender for the payment of (i) all reasonable out-of-pocket costs and expenses whatsoever paid or incurred by the Lender (including the fees, charges and disbursements of any counsel for Lender) in connection with or arising from the Loan and the transactions contemplated by this Agreement and the other Loan Documents at any time, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof, and (ii) all out of pocket costs and expenses whatsoever paid or included by the Lender (including the fees, charges and disbursements of any counsel for Lender) in connection with the enforcement or protection of its tights under this Agreement and under the other Loan Documents, including all such out-of-pocket expenses included during any workout, restructuring or negotiations in respect of such Loan, all of which the Lender is authorized to Advance (on a pro rata basis from each Loan) or deduct from the proceeds of any disbursement of all or any portion of the Loan.
9.03    Preservation of Rights. No delay or omission on the Lender's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such tight or power, nor will the Lender's action or inaction impair any such right or power. The Lender's tights and remedies hereunder am cumulative and not exclusive of any other tights or remedies which the Lender may have under other agreements, at law or in equity.

9.04    Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.
9.05    Amendments. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the Lender (and, with respect to modifications and amendments, the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.
9.06    Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the patties with respect to the subject matter hereof.
9.07    Counterparts. This Agreement may be executed in any number of counterpart copies and by the patties hereto on separate counterparts, each of which shall be deemed to be an Original and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronically in “.pdf.” format shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission or electronically in “.pdf” format shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission or electronically in “.pdf” format.
9.08    Successors and Assigns. lb.is Agreement will be binding upon and inure to the benefit of the Borrower and the Lender and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Lender's prior written consent, and the Lender at any time may assign this Agreement in whole or in part in accordance with Section 9.11.
9.09    Certain Waivers. The Borrower hereby relieves and discharges the Lender from any and all liability and responsibility whatsoever arising out of any Advance and agrees and acknowledges that the Lender does not assume any responsibility whatsoever for the method of disbursement, the application or use of Advances or as to any Liens or claims whatsoever which might attach to or be filed against the Site; provided, however, that the foregoing shall not apply to any liabilities or responsibilities solely attributable to Lender's gross negligence or willful misconduct.
9.10    Indemnity. The Borrower agrees to indemnify each of the Lender, each Person, if any, who Controls the Lender and each of their respective directors, officers and employees (the “Indemnified Patties”), and to hold each Indemnified Party harmless from and against, any and all claims, damages, losses, liabilities and expenses (including all fees and changes of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Patty may incur, or which may be asserted against any Indemnified Patty by any Person or Governmental Authority (including any Person claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to the matters referred to in this Agreement or in the other Loan Documents or the use of the proceeds of the Loan, whether (a) arising from or included in connection with any breach of a representation, warranty or covenant by the Borrower or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any Governmental Authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this Section 9.10 shall survive the termination of this Agreement, payment of any Loan and assignment of any tights hereunder. The Borrower may participate at its expense in the defense of any such action or claim.
9.11    Assignments and Participations. At any time, without prior written consent of the Borrower, the Lender may sell, assign, transfer, negotiate or otherwise dispose of (any such foregoing action, an “Assignment”) all or any part of the Lender's interest in the Loan; provided, that (a) if Lender desires to make an Assignment which transfers all servicing lights and obligations of the Lender with respect to the Loan, other than after the occurrence and during the continuance of any Event of Default, then the Lender shall have first obtained the prior written consent of the Borrower to such Assignment, such consent not to be unreasonably withheld, conditioned or delayed; and (b) notwithstanding anything to the contrary contained in the foregoing, Lender may from time to time from sell participations in its Commitment (and Loans made thereunder) in any amounts and without the prior written consent of Borrower; provided, that in the case of this clause (d): (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other patties hereto for the performance of its obligations hereunder, and (iii) the Borrower and the Lender shall continue to deal solely and directly with each other in connection with the Lender's and the Borrower’s tights and obligations under this Agreement and the other Loan Documents. The Borrower hereby authorizes the Lender to provide, without any notice to the Borrower, any information concerning the Borrower, including information remaining to the Borrower’s :financial condition, business operations or general creditworthiness, to any Person which may succeed to or participate in all or any part of the Lender's interest in the Loan. Notwithstanding anything to the continue, but only so long as no Event of Default then exists, Lender may not sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any part of the Lender's interest in the Loan to any Person who is engaged in the geothermal business or who, at such time, holds a similar evidence of Indebtedness in other geothermal companies, other geothermal projects or other geothermal assets. In connection with any Assignment for which the Borrower's prior written consent is required, the Lender shall provide such information regarding the names and addresses of the assignee of the Loan as the Borrower shall reasonably request.
9.12    Governing Law and Jurisdiction. This Agreement will be interpreted and the rights and liabilities of the patties hereto determined in accordance with the laws of the State of New York without regard to conflicts of law or choice of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law). The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Lender's office indicated above is located; provided that nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any tights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Lender and the Borrower agree that the venue provided above is the most convenient forum for both the Lender and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.
9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Obligations and not to the payment of interest, and (ii) if the Loan has been or is thereby paid in full, the excess shall be returned to the patty paying the same, such application to the principal balance of the Obligations or the refunding of excess to be a complete settlement and acquittance thereof.
9.14    Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such tights, the Lender shall have the right, at any time or from time to time upon the occurrence and dming the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
9.15    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
9.16    Limitation of Liability. To the fullest extent permitted by law, no claim may be made by the Borrower, any of its subsidiaries or any Guarantor against the Lender or any Affiliate, director, officer, employee, attorney or agent of the Lender for any special, incidental, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability). The Borrower for itself and each of its subsidiaries and any Guarantor hereby waives, releases and agrees not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or is suspected to exist in its favor. This Section shall not limit any rights of any of the Borrower, its subsidiaries or any Guarantor arising solely out of gross negligence or willful misconduct of any such indemnitee as finally determined by a court of competent jurisdiction.
9.17    Time Is of the Essence. Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.
9.18    Publicity. Lender may use the Borrower's and its Affiliates' names and a general description of this Agreement in its marketing materials; provided that the substance of such marketing materials as they relate to Borrower, the Project or this Agreement shall be subject to Borrower’s prior consent, not to be unreasonably withheld, conditioned or delayed.
9.19    Retention of Servicer. The Lender reserves the light to retain a servicer to act as its agent hereunder (the “Servicer”) with such powers as ai·e specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, any pooling and servicing agreement or similar agreement entered into as a result of a secondary market transaction or otherwise, together with such other powers as are reasonably incidental thereto. The Borrower shall pay any reasonable fees and expenses of the Servicer (i) in connection with a release of the Collateral (or any portion thereof), (ii)

from and after a transfer of the Loan to any “master servicer” or “special servicer” for any reason, (iii) in connection with an assumption or modification of the Loan, (iv) in connection with the enforcement of the Loan Documents or (v) in connection with any other action or approval taken by the Servicer hereunder on behalf of Lender.
9.20    Joint and Several Liability.
(a)    Each and every reference to and any and all representations, warranties, covenants and undertakings of the Borrower herein, including but not limited to the Events of Default, shall be deemed to apply to all Borrowers, jointly and separately.
(b)    The Obligations of each Borrower under, and all representations, warranties and covenants in, this Loan Agreement and the Loan Documents shall be direct and primary and joint and several in all respects whatsoever.
(c)    Lender may deal with any Borrower as if it were the sole obligor, without impairing in any way the Obligations of any other Borrower. Without limiting the generality of that tight, Lender may in particular release, impair or fail to perfect an interest in any Collateral, waive defaults by any of them or extend or compromise the Obligations without the consent of any other Borrower.
(d)    Each Borrower represents that it has carefully considered the alternatives to and the legal consequences of incurring joint and several liability under this Agreement and has determined that by such arrangement it is able to obtain financing on terms more favorable than otherwise and that under a joint and several facility each Borrower will realize substantial interest savings over alternative financing arrangements.
(e)    Cape Generating Station 1, LLC hereby irrevocably appoints Cape Generating Station 3, LLC, acting independently or on behalf of any Borrower (the “Borrower Agent”, as its agent representative to deal with the Lender on its behalf in all respects in connection with this Agreement, the other Loan Documents and the transactions contemplated herein and therein. Each Borrower agrees to be bound by all actions of the Borrower Agent in all such respects.
(f)    Lender may bring a separate action or actions under this Agreement against each or any Borrower, whether such action is brought against any other Borrower or any other Borrower is not joined therein. Each Borrower agrees that any release which may be given to any other Borrower shall not release any other Borrower from the Obligations. Each Borrower hereby waives any tight to assert against Lender any defense (legal or equitable), set off, counterclaim, or claims which any of them individually may now or any time hereafter have against any other Borrower.
(g)    Any and all present and future debt and other liabilities of any Borrower to another Borrower is hereby subordinated to the full payment and performance of all Obligations.
(h)    Each Borrower is presently informed as to the financial condition of each other Borrower and all other circumstances of each other Borrower relating to the Loan Documents that a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep itself informed as to the financial condition of each other Borrower, the status of each other Borrower and all circumstances that bear upon the risk of nonpayment. Each Borrower hereby waives any and all tights it may have to require Lender to disclose to such Borrower any information that Lender may now or hereafter acquire concerning the condition or circumstances of each other Borrower.

(i)    Each Borrower waives, to the extent permitted by applicable law, all rights to notices of default, existence, creation or incurring of new or additional Indebtedness and all other notices of formalities to which such Borrower may, as joint and several obligor, be entitled.
(j)    With respect to any other Borrower, all Obligations shall survive any discharge or compromise of any Borrower's debts in bankruptcy or otherwise.
(k)    Each Borrower hereby waives, to the extent permitted by applicable law, all defenses, counterclaims and off-sets of any kind or nature, whether legal or equitable, that may arise (i) directly or indirectly from the present or future lack of validity, binding effect or enforceability of this Agreement, any other Loan Document or any other document or instrument evidencing, seeming or otherwise relating to the Obligations; (ii) from Lender’s impairment of any Collateral, including the failure to record or perfect the Lender’s interest in any Collateral; or (iii) by reason of any claim or defense based upon an election of remedies by Lender in the event such election may, in any manner, impair, affect, reduce, release, destroy or extinguish any tight of contribution or reimbursement of any Borrower or any other tights of any Borrower to proceed against any other Borrower, Guarantor or any other Person or any Collateral.
[SIGNATURES ON THE FOLLOWING PAGE]

WITNESS the due execution hereof as a document under seal, as of the date first written above.
CAPE GENERATION STATION 1 LLC

By:	/s/ Timothy Latimer
Name: Timothy Latimer
Title: President
CAPE GENERATION STATION 3 LLC

By:	/s/ Timothy Latimer
Name: Timothy Latimer
Title: President
(signatures continue on next page)
SIGNATURE PAGE TO LOAN AGREEMENT (FERVO)

LENDER:
XRL ALC, LLC

By:	/s/ Jordan Blanchard	(SEAL)
Name: Jordan Blanchard
Title: Executive Manager
SIGNATURE PAGE TO LOAN AGREEMENT (FERVO)

SCHEDULE 1
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SCHEDULE 2
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SCHEDULE 3
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SCHEDULE 3.01
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SCHEDULE 3.07
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SCHEDULE 3.12(B)
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SCHEDULE 3.17
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SCHEDULE 5.07
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EXHIBIT A
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EXHIBIT B
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EXHIBIT C-1
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EXHIBIT C-2
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EXHIBIT D
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EXHIBIT E
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EXHIBIT F
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